SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549
                            FORM 8-K

                         CURRENT REPORT
               Pursuant to Section 13 or 15(d) of
               The Securities Exchange Act of 1934
        Date of Report (Date of earliest event reported)

                          June 5, 1996

               Clear Channel Communications, Inc.
     (Exact name of registrant as specified in its charter)

                              Texas
                    (State of Incorporation)

     1-9645                                       74-1787539
(Commission File Number)     (I.R.S. Employer Identification No.)

                  200 Concord Plaza, Suite 600
                    San Antonio, Texas 78216
                         (210) 822-2828
 (Address and telephone number of  principal executive offices)

Clear Channel Communications, Inc.
                            Form 8-K

Item 2.(a)

On May 9 1996, Clear Channel Communications, Inc. (the "Company") announced that Clear Channel Radio, Inc. and Clear Channel Radio Licenses, Inc., wholly owned subsidiaries of the Company, had entered into a definitive agreement to purchase substantially all of the assets of Radio Equity Partners, L.P. ("REP"), which owns radio stations in Springfield, Massachusetts; Columbia, South Carolina; Providence, Rhode Island; Greensboro, North Carolina; Ft. Myers/Naples, Florida; Oklahoma City, Oklahoma; Memphis, Tennessee and New Orleans, Louisiana. REP is not an affiliate of the registrant.

The assets to be acquired consist of items of broadcasting and technical equipment utilized in the transmission of radio signals, Federal Communications Commission licenses, real property serving as the site for broadcasting towers and other items of personal property associated with the continuing operations of the broadcast facilities. In addition, the accounts receivable and other assets existing as of the acquisition date pertaining to the radio stations will be acquired.

As consideration for the assets acquired, the Company's subsidiary will pay cash of approximately $240,000,000. The purchase price was determined based upon an arms-length negotiation considering the potential cash flow to be generated by the stations, consideration of the markets in which the stations are located, management, personnel, and the overall operation of the facilities as a going concern.

The Company anticipates that sources of funds utilized in completing this acquisition will be provided by the Company's revolving long-term line of credit facility by and between NationsBank of Texas, N.A., as agent, and the registrant.

Item 2.(b)

The assets to be acquired by registrant's subsidiaries are being utilized by REP for the purpose of radio broadcasting. Registrant intends to continue such use.
Clear Channel Communications, Inc.
                            Form 8-K

Item 7.(a)-1 Historical Financial Statements

                Consolidated Financial Statements
           Radio Equity Partners, L.P. and Subsidiary
                   December 31, 1995 and 1994
          (with Report of Independent Auditors thereon)

                  Independent Auditors' Report



Radio Equity Partners, L.P. and subsidiary:

We have audited the accompanying consolidated balance sheets of Radio Equity Partners, L.P. and its subsidiary (the "Partnership") as of December 31, 1995 and 1994 and the related consolidated statements of operations, partners' capital, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Radio Equity Partners, L.P. and its subsidiary as of December 31, 1995 and 1994 and the results of their operations and cash flows for the years then ended in conformity with generally accepted accounting principles.

                               /s/KPMG PEAT MARWICK LLP

New York, New York
March 29, 1996

RADIO EQUITY PARTNERS, L.P. AND SUBSIDIARY

                   Consolidated Balance Sheets

                   December 31, 1995 and 1994


Assets                           1995              1994
                                 ____              ____
Current Assets:
 Cash                    $  3,947,872      $  5,137,868
 Trade accounts
  receivable,
  less allowance
  for doubtful
  accounts of
  $556,462 in
  1995 and $422,385
  in 1994                   9,303,302         7,883,536
 Assets held for
  sale, net                        --           476,637
 Prepaid expenses
  and other current
  assets                    1,126,725           736,739
                         ____________      ____________
Total current assets       14,377,899        14,234,780

Property and equipment,
 net (note 3)              16,919,615        18,475,320
Intangible and other
 assets, net (note 4)     135,968,163       132,053,705
                         ____________      ____________
  Total assets           $167,265,677      $164,763,805
                         ============      ============

Liabilities and Partners' Capital

Current liabilities:
 Accounts payable        $  1,207,488      $    907,973
 Accrued interest           5,201,619         2,622,765
 Accrued expenses           1,794,551         1,150,204
 Other current liabilities         --           180,518
 Current portion of long-term
  debt                      8,093,000                --
                         ____________      ____________
   Total current
    liabilities            16,296,658         4,861,460
 Long-term debt (note 7)  101,261,201       112,124,000
                         ____________      ____________
   Total liabilities      117,557,859       116,985,460
 Partners' capital:
  General partner             565,944           543,988
  Limited partners         49,141,874        47,234,357
                         ____________      ____________
    Total partners'
     capital               49,707,818        47,778,345
                         ____________      ____________
   Total liabilities
    and partners'
    capital              $167,265,677      $164,763,805
                         ============      ============

See accompanying notes to consolidated statements.

RADIO EQUITY PARTNERS, L.P. AND SUBSIDIARY

              Consolidated Statements of Operations

             Years Ended December 31, 1995 and 1994

                                 1995              1994
                                 ____              ____

Net broadcasting revenue $46,498,247       $30,497,374

Station operating expenses
 before depreciation,
 amortization and
 management fee:
  Selling                 11,087,226         8,193,648
  Program                 13,296,549         6,354,014
  General and
   administrative          5,133,067         4,089,580
                          ___________       ___________
    Total station operating
     expenses before
     depreciation, amortization
     and management fee   29,516,842        18,637,242

Depreciation and
 amortization             13,845,761        10,253,002
Management fee (note 5)    1,204,375           721,514
                          ___________       ___________
   Operating income        1,931,269           885,616
Other income (expenses):
 Interest income             200,116           171,875
 Interest expense        (10,441,428)       (6,382,546)
 Other expenses             (210,484)          (87,418)
                          ___________       ___________
   Net loss              $(8,520,527)      $(5,412,473)
                         ============      ============

See accompanying notes to consolidated statements.

RADIO EQUITY PARTNERS, L.P. AND SUBSIDIARY

          Consolidated Statements of Partners' Capital

             Years Ended December 31, 1995 and 1994

                             General        Limited
                             Partner       Partners         Total

Balance, December 31, 1993 $150,988    $13,096,210   $13,247,198
Capital contributions -
 February 3, 1994           133,656     11,600,846    11,734,502
Capital contributions -
 May 11, 1994               260,253     22,610,595    22,870,848
Capital contributions -
 June 23, 1994               60,793      5,277,477     5,338,270
Allocation of partnership
 loss                       (61,702)    (5,350,771)   (5,412,473)
                            ________    ___________   ___________
Balance, December 31, 1994  543,988     47,234,357    47,778,345
Capital contributions -
 March 30, 1995              68,328      5,931,672     6,000,000
Capital contributions -
 May 23, 1995                50,677      4,399,323     4,450,000
Allocation of partnership
 loss                       (97,049)    (8,423,478)   (8,520,527)
                            ________    ___________   ___________
Balance, December 31, 1995 $565,944    $49,141,874   $49,707,818
                           =========    ===========   ===========

See accompanying notes to consolidated statements

RADIO EQUITY PARTNERS, L.P. AND SUBSIDIARY

              Consolidated Statements of Cash Flows

             Years Ended December 31, 1995 and 1994

                                         1995                1994
                                         ____                ____
Cash flows from operating activities:
 Net loss                        $(8,520,527)        $(5,412,473)
 Adjustments to reconcile net
  loss to net cash provided by
  operating activities:
   Depreciation and amortization  13,845,761          10,253,002
   Changes in assets and
    liabilities net of the
    effects from purchases
    of radio stations:
     Increase in trade accounts
      receivable                  (1,419,766)         (7,389,756)
     Increase in prepaid expenses
      and other assets              (389,986)           (693,732)
     Increase in accounts payable    299,515             666,271
     Increase in accrued expenses
      and other                    3,047,054           3,422,288
                                  ___________         ___________
      Net cash provided by operating
       activities                  6,862,051             845,600
                                  ___________         ___________
Cash flows from investing activities:
 Purchases of property, plant
  and equipment                     (241,363)           (665,867)
 Acquisition of radio stations   (16,065,885)       (132,931,536)
 Proceeds from the sale of radio
  stations                           575,000                  --
 Other, net                               --             (12,514)
                                  ___________         ___________
   Net cash used in investing
    activities                   (15,732,248)       (133,609,917)
                                  ___________         ___________
Cash flows from financing
 activities:
  Proceeds from long-term
   borrowings                     10,461,200          97,124,000
  Principal payments of debt     (13,230,999)                 --
  Payment of debt issuance cost           --          (1,475,000)
  Partner capital contributions   10,450,000          39,943,620
                                  ___________         ___________
   Net cash provided by financing
    activities                     7,680,201          135,592,620
                                  ___________         ___________
   Net increase (decrease) in
    cash                          (1,189,996)          2,828,303
Cash, beginning of year            5,137,868           2,309,565
                                  ___________         ___________
Cash, end of year                 $3,947,872           $5,137,868
                                  ===========         ===========

The Partnership paid $7,930,177 and $4,708,410 for interest in 1995 and 1994, respectively.

See accompanying notes to consolidated statements.

RADIO EQUITY PARTNERS, L.P. AND SUBSIDIARY

           Notes to Consolidated Financial Statements

                   December 31, 1995 and 1994

(1)  Nature of Business and Organization

Radio Equity Partners, L.P. and its wholly-owned subsidiary, REP Radio Corp., (the "Partnership") was established as a Delaware Limited Partnership in October 1992. The Partnership's primary purpose is to acquire and operate radio stations. The Partnership sells radio advertising and also pays license fees for rights to broadcast certain programs and commercial music.

Partnership profits and losses are allocated to the general partner and limited partners in proportion to their partnership interests.

Acquisitions

On February 1, 1994, the Partnership acquired the net assets of WCKT-FM, a radio station in Fort Myers, FL, for $10.9 million in cash. The purchase was financed through partners' contributions.

On May 11, 1994, the Partnership acquired the net assets of eleven radio stations from NewMarket Media Corp., for $102.5 million.
This acquisition was financed through $76 million in borrowings and $26.5 million of partners contributions. The stations included:
WSJS-AM and WTQR-FM in Winston-Salem, WREC-AM, WEGR-FM and WRXQ-FM in Memphis, KXXY-AM/FM and KTST-FM in Oklahoma City, and WNOE-AM/FM and KGTR-FM (now KLJZ-FM) in New Orleans.

On June 22, 1994, the Partnership acquired the net assets of WWDM-FM in Columbia, SC for $13.7 million. This acquisition was financed through $9.0 million in borrowings and $4.7 million of partners' contributions.

On September 22, 1994, the Partnership acquired the net assets of WNEU-FM (now WXRA-FM) in High Point, NC for $3.5 million. The purchase price was financed through partners' contributions.

The Partnership acquired three stations in 1995. On January 5, 1995, the Partnership acquired the net assets of WIXI-FM, Naples, FL and WARQ-FM in Columbia, SC for $5.3 million. The acquisition was financed through $2.0 million of debt and $3.3 million of partners' contributions. On May 25, 1995, the Partnership acquired the net assets of WWRX-FM in Providence, Rhode Island. The acquisition was financed through $7.0 million in borrowings and $3.2 million of partners' contributions.

These acquisitions were accounted for under the purchase method of accounting.
Sale

On March 16, 1995, the Partnership sold the net assets of WNOE-AM, New Orleans. Net proceeds from the sale of $0.6 million approximated the net book value of the assets sold.

(2)  Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Radio Equity Partners, L.P. and its wholly-owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

Property and Equipment

Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the respective assets, which range from three to thirty-nine years. Maintenance and repairs are charged to operations as incurred.

Intangible Assets

Intangible assets consist primarily of covenants-not-to-compete, FCC licenses, goodwill and organization costs. They are being amortized on a straight-line basis over lives ranging from one to fifteen years.

Revenue Recognition

Revenue is recognized when commercials are broadcast.

Federal Income Taxes

The Internal Revenue Code of 1986 provides that a partnership is not subject to Federal income tax. Each partner takes into account separately on his or her tax return, his or her share of the realized income, gains, losses, deductions or credits for the Partnership's taxable year ending within or with his or her taxable year, whether or not any distribution is made to such partner. Accordingly, no provision has been made for Federal income taxes. Certain assets have a basis for income tax purposes that differs from the carrying value for financial reporting purposes, primarily due to differences in depreciation methods.

Barter Transactions

Revenue from barter transactions (advertising provided in exchange for goods and services) is recognized as income when advertisements are broadcast. Barter expense is recognized when merchandise is received or services are performed. Total revenue from barter transactions was $2.5 million and $1.5 million in 1995 and 1994, respectively. Total expense from barter transactions was $2.3 million and $1.3 million in 1995 and 1994, respectively.

Financial Instruments

The carrying values of all financial instruments included in the financial statements approximate their fair values.

Reclassification

Certain prior year balances have been reclassified to conform to the current year presentation.

Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

(3)  Property and Equipment

Property and equipment consists of the following at December 31, 1995 and 1994:

                          1995           1994
                          ____           ____

Land                $1,613,184     $1,608,020
Building and
 leasehold
 improvements        1,500,678      1,435,503
Studio
 equipment           4,714,560      3,774,074
Furniture
 and other
 equipment          14,210,312     13,479,388
Vehicles               332,543        243,936
                    22,371,277     20,540,921

Less accumulated
 depreciation and
 amortization      (5,451,662)    (2,065,601)

                   $16,919,615    $18,475,320

Depreciation and amortization of property and equipment amounted to $3,430,625 and $2,026,302 for the years ended December 31, 1995 and 1994. Depreciation of assets held for sale amounted to $87,136 for the year ended December 31, 1994.

(4)  Intangible and Other Assets

Intangible assets, which are amortized over two to 15 years, consist of the following at December 31, 1995 and 1994:

                          1995           1994

FCC licenses      $138,487,611   $125,853,867
Goodwill             9,956,401      8,839,287
Acquired
 advertising
 contracts           4,470,356      4,128,191
Favorable
 leases              1,380,302      1,050,262
Other                  365,884        452,898
                   154,660,554    140,324,505

Less accumulated
 amortization     (18,692,391)    (8,270,800)

                  $135,968,163   $132,053,705

Amortization of intangibles amounted to $10,415,136 and $8,139,564 for the years ended December 31, 1995 and 1994, respectively.

(5)  Related Party Transactions

The Partnership has a management agreement with Fairfield Communications, Inc., a radio management company, which manages the Partnership's radio properties. Fairfield Communications, Inc., is owned and operated by an officer of the partnership, who is also a limited partner. Expenses incurred by the Partnership under this agreement amounted to $1,204,375 and $721,514 in 1995 and 1994, respectively. The management agreement between Fairfield Communications, Inc. and the Partnership was amended in June 1994 to extend the term from December 31, 1993 to December 31, 1997. Other current assets included a receivable of $445,752 and $145,407 in 1995 and 1994, respectively, from Fairfield Communications, Inc.

(6)  Commitments

The Partnership is obligated under certain noncancellable operating leases for which future minimum payments are as follows:

Year ending December 31,                  Amount
________________________                  ________

1996                                    $  873,834
1997                                       759,943
1998                                       686,643
1999                                       600,756
2000                                       538,269
Thereafter                               1,601,121
                                        __________

Total                                   $5,060,566
                                        ==========

Rental expense amounted to $923,582 and $114,877 for the years ended December 31, 1995 and 1994, respectively.

(7)  Indebtedness

Total debt at December 31, 1995 and 1994 consists of the following:

                                 1995              1994
Revolving credit agreement
 with interest payable through
 March 30, 1996, at which time
 outstanding balance will convert
 to a term loan with amortization
 to begin on March 30,
 1996                    $ 73,893,001       $85,124,000

Note payable to Westerly
 Broadcast, payable May 24,
 2000, interest at prime
 +2%                        7,000,000                --

Subordinated, unsecured notes
 payable to Partners, due on
 or before May 1, 2003, interest
 at 10% payable quarterly
 beginning February 1,
 1997                      26,461,200        25,000,000

Non-interest bearing,
 unsecured note payable
 to NewMarket Media under a
 purchase agreement, payable
 May 11, 1997, a final
 additional amount may be
 due dependent upon the
 change in the Consumer Price
 Index between the date of the
 Note and May 11,
 1997                       2,000,000         2,000,000
                        _____________      ____________

Total debt                109,354,201       112,124,000

Current portion of long-term
 debt                     (8,093,000)                --
                       ______________      ____________
Long-term debt           $101,261,201      $112,124,000
                         ============      ============


On May 11, 1994, the Partnership amended its Revolving Credit/Term Loan agreement with a commercial bank to total $100,000,000, pursuant to which the Company owes $73,893,001 at December 31, 1995. Such borrowings are secured by substantially all of the assets of the Partnership. Interest is due quarterly and is based on the base lending rate, Eurodollar lending rate, or the CD lending rate at the option of the Partnership and may apply to all or any unpaid principal amount. For the years ended December 31, 1995 and 1994, the interest rate ranged from 8.125% to 9.063% and 7.625% to 9.25%, respectively. On March 29, 1996, the Revolving Credit Agreement terminated and the outstanding balance borrowed was converted to a term loan. Principal reduction payments will begin on March 31, 1996 and be made every quarter through June 30, 2001.

The Revolving Credit Agreement contains restrictions which include, among others, limitations of interest payments on the subordinated debt, minimum broadcast cash flow requirements and restrictions on additional borrowings, capital expenditures and lease commitments. The Partnership must pay an annual commitment fee of one-half percent of the average daily amount of the Revolving Commitment which is due quarterly beginning June 30, 1994.

At December 31, 1995, the Partnership was in violation of several debt covenant provisions. On March 29, 1996, the Partnership re-negotiated the terms of the debt agreement providing, among other matters, revised debt covenant provisions and waiver of the previous default. At December 31, 1995 the Partnership would have been in compliance with these revised covenants.

The aggregate maturities of long-term debt for each of the five years subsequent to December 31, 1995 are as follows: 1996, $8,093,000; 1997, $11,600,000; 1998, $11,900,000; 1999,
$13,300,000; 2000 and thereafter, $64,461,201.

(8)  Post Retirement Savings Plan

Effective January 1, 1994, the Partnership entered into a defined contribution savings plan under which eligible employees may contribute up to 20% of their compensation. The Partnership's matching contribution is $25% of the first 4% contributed. The Partnership's contributions amounted to $34,425 in 1994 and $73,704 in 1995.
Item 7.(a)-2  Historical Interim Financial Statements

                   Radio Equity Partners, L.P.

                           (Unaudited)

                Consolidated Statements of Income

              For the Three Months Ended March 31,

                                         1996                1995
                                         ____                ____
REVENUE:
 Local                           $ 7,929,317          $7,142,680
 National                          1,713,111           1,679,316
 Network/Other                       358,897             322,174
                                 ___________          __________
Net Cash Revenue                  10,001,325           9,144,170
 Trade                               803,402             540,602
                                 ___________          __________
Net Revenue                       10,804,727           9,684,772
Total Cash Operating
 Expenses                          7,108,350           6,272,234
Total Trade Operating Expense        656,672             509,123
                                   __________          __________
Total Operating Expense            7,765,022           6,781,357
                                   __________          __________
Operating Income                   3,039,705           2,903,415
Other Expense/(Income)
 Depreciation                        864,738             658,655
 Amortization                      2,734,875           2,311,243
 Interest Expense                  2,446,320           2,574,450
 Commitment Fee                       32,985              16,011
 REP Overhead                        318,777             232,104
 Interest Income                     (54,261)            (44,931)
 Other                                 5,686              34,637
                                  ___________         ___________
Net Loss                         $(3,309,415)        $(2,878,754)
                                  ===========         ===========

Radio Equity Partners, L.P.

                   CONSOLIDATED BALANCE SHEET

                           (UNAUDITED)

                         MARCH 31, 1996


Assets
Current Assets:
 Cash and cash equivalents                   $5,697,486
 Accounts receivable,
  less allowance for doubtful
  accounts                                    7,482,716
 Prepaid Expenses                               475,248
 Other Current Assets                           815,932
                                           ____________
Total current assets                         14,471,382

 Receivable from Fairfield Communications       332,572

Property, Plant and Equipment
 Land                                         1,492,700
 Land improvements                              212,761
 Buildings and leasehold improvements         1,608,516
 Autos                                          361,203
 Equipment                                   18,929,189
Less:  accumulated depreciation               6,323,095
                                             __________
Total property, plant and equipment          16,281,274

Intangible Assets:

 Goodwill                                   141,859,278
 Organization costs                           6,413,221
 Other intangible assets                      6,388,055
Less:  accumulated amortization              21,427,265
                                           ____________
Total intangible assets                     133,233,289

Total Assets                               $164,318,517
                                           ============

Liabilities and Partners' Equity

Current liabilities:
 Accounts payable                            $1,203,582
 Accrued expenses                             7,445,910
 Current portion of long-term debt            8,000,000
                                           ____________
Total current liabilities                    16,649,492
Debt payable to partners                     26,468,006

Long-term debt:  less portion classified
 as current liability                        74,800,001

Partners' equity
 Equity contribution                         63,679,750
 Accumulated deficit - prior year          (13,969,317)
 Accumulated deficit - current year         (3,309,415)
                                           ------------
Total partners' equity                       46,401,018
                                           ____________
Total liabilities and partners'
 equity                                    $164,318,517
                                           ============

Item 7.(b)  Pro Forma Financial Statements

     PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
 (UNAUDITED) CLEAR CHANNEL COMMUNICATIONS, INC. AND SUBSIDIARIES
AND US RADIO, INC. AND RADIO EQUITY PARTNERS, L.P. AND SUBSIDIARY

The following pro forma condensed consolidated statements of operations for the year ended December 31, 1995 and the three months ended March 31, 1996 give effect to the acquisition of US Radio, Inc., ("US Radio ") consummated May 15, 1996 and the pending acquisition of Radio Equity Partners, L.P. and Subsidiary ("REP"), collectively referred to as "the Acquisitions"). The unaudited pro forma statements of operations are based on the historical results of operations of REP, US Radio and the Company, giving effect to the Acquisitions under the purchase method of accounting as if the Acquisitions had been consummated on January 1, 1995 and 1996 for the year ended December 31, 1995 and for the three months ended March 31, 1996, respectively. The unaudited pro forma balance sheet is based on historical financial positions of REP, US Radio and the Company, giving effect to the Acquisitions under the purchase method of accounting as if the Acquisitions had been consummated on March 31, 1996. The assumptions and adjustments in the accompanying notes to the pro forma condensed consolidated statements of operations and balance sheet are based on a preliminary estimated purchase price allocation.

These pro forma statements may not be indicative of the results that actually would have occurred if the Acquisitions had been consummated on the dates indicated or which may be obtained in the future.

      CLEAR CHANNEL COMMUNICATIONS, INC.  AND SUBSIDIARIES
                 CLEAR CHANNEL/US RADIO COMBINED
           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                     STATEMENT OF OPERATIONS

          (Dollars in thousands, except per share data)




                  Year ended December 31, 1995
- -----------------------------------------------------------------

                                            Increase
                                          (Decrease)       CCC/
                    CCC      US Radio     Income Pro   US Radio
          Historical(1) Historical(2) Forma Adj. (3)  Pro Forma
             ----------   -----------     -----------------------


Net broadcast
 revenue       $243,813     $  27,492            --    $271,305
Station operating
 expenses       131,258        15,556                   146,814
Depreciation and
amortization     33,769         7,853        $3,259      44,881
Corporate general and
 administrative
 expenses         7,414         2,632        (2,632)      7,414
            -----------   --------------------------------------

Station operating
 income          71,372         1,451          (627)     72,196

Interest
 expense         20,752         6,021          3,669     30,442

Equity in net income of, and
 other income from,
 nonconsolidated
 affiliates       2,927            --             --      2,927

Other income
 (expense)        (803)            51             --      (752)
           ------------  -----------------------------------------
Income (loss) before
 income
 taxes           52,744       (4,519)        (4,296)     43,929
Income tax (expense)/
 benefit       (20,730)           223          1,721   (18,786)
           ------------  ----------------------------------------
Net income
 (loss)       $  32,014   $   (4,296)  $     (2,575)   $25,143
               ========      ========    ===========   ========
Net income
 per common
 share         $    .91                                $   .72
               ========                                ========

Weighted average common
shares and common share
equivalents
outstanding      35,100                                 35,100
               ========                                ========

Three months ended March 31, 1996
- ------------------------------------------------------------------

                                            Increase
                                          (Decrease)       CCC/
                    CCC      US Radio     Income Pro   US Radio
          Historical(4) Historical(5) Forma Adj. (6)  Pro Forma
            -----------   -----------------------------------------


Net broadcast
 revenue     $  62,209    $    6,919                 $  69,128
Station operating
 expenses       38,230         4,567                    42,797
Depreciation and
amortization     8,755         1,453            757     10,965
Corporate general and
 administrative
 expenses        1,674           641           (641)     1,674
           -----------   --------------------------------------
Station operating
 income         13,550           258           (116)    13,692
Interest
 expense         5,424         1,625            548      7,597
Equity in net income of,
 and other income from,
 nonconsolidated
 affiliates        875             --             --       875

Other income
 (expense)         205             --             --        205
           ------------  -----------------------------------------
Income (loss) before
 income
 taxes           9,206        (1,367)          (664)     7,175
Income tax (expense)/
 benefit        (2,968)            --           444     (2,524)
           ------------  ----------------------------------------
Net income
 (loss)        $  6,238   $   (1,367)    $     (220) $   4,651
                =======       =======      =========    =======

Net income per common
 share         $    .18                                $    .13
               ========                                ========
Weighted average common
 shares and common share
 equivalents
 outstanding      35,205                                 35,205
               ========                                ========

NOTES TO UNAUDITED PRO FORMA CONDENSED
              CONSOLIDATED STATEMENTS OF OPERATIONS
        CLEAR CHANNEL COMMUNICATIONS, INC./US RADIO, INC.

Year ended December 31, 1995

(1) Historical Condensed Consolidated Statement of Operations for
Clear Channel Communications, Inc. and Subsidiaries.

(2) Historical Condensed Consolidated Statement of Operations for
US Radio, Inc. acquired on May 15, 1996.

(3) Represents the pro forma effect of the acquisition of US Radio, Inc., assuming it was acquired January 1, 1995.

                                        Increase
                                      (Decrease)
                                          Income
                                  (in Thousands)
                             -------------------
(a) Increase in amortization
    of license & goodwill
    resulting from a write
    up of license & goodwill
    and a change in amortizable
    life from 40 years (US Radio)
    to 25 years (CCC)                   $(3,259)

(b) Increase in interest expense
    due to a higher amount of
    average debt outstanding which
    was partially offset
    by a lower average interest rate
    (6.8% average rate for CCC for
    1995)                                (3,669)

(c)  Elimination of corporate general and
     administrative expenses
     resulting from the elimination of the
     US Radio, Inc. corporate
     office                               2,632

(d)  Tax benefit of the US Radio, Inc.
     historical loss and the tax
     effect of the pro forma adjustments at
     the statutory tax rate for
     1995 (35%)                           1,721

Three months ended March 31, 1996

(4) Historical Condensed Consolidated Statement of Operations for the three months ended March 31, 1996 for Clear Channel
Communications, Inc. and Subsidiaries.

(5) Historical Condensed Consolidated Statement of Operations for the three months ended March 31, 1996 for US Radio, Inc., acquired on May 15, 1996.

(6) Represents the pro forma effect of the acquisition of US Radio, Inc., assuming it was acquired January 1, 1996.

                                                 Increase
                                               (Decrease)
                                                   Income
                                           (in Thousands)
                                      -------------------
(a) Increase in amortization of
    license & goodwill
    resulting from a write up of
    license & goodwill
    and a change in amortizable
    life from 40 years (US Radio)
    to 25 years (CCC)                              $(757)

(b) Increase in interest expense
    due to a higher amount
    of average debt outstanding
    which was offset by a
    lower average interest rate
    (6.1% average rate for
    CCC for the three months
    ended March 31, 1996)                           (548)

(c) Elimination of corporate
    general and administrative
    expenses resulting from the
    elimination of the US Radio,
    Inc. corporate office                            641

(d) Tax benefit of the US Radio,
    Inc. historical loss and the
    tax effect of the pro forma
    adjustments at the statutory
    tax rate for 1996 (35%)                          444

CLEAR CHANNEL COMMUNICATIONS, INC.  AND SUBSIDIARIES
      CLEAR CHANNEL/US RADIO/RADIO EQUITY PARTNERS COMBINED
           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                     STATEMENT OF OPERATIONS

          (Dollars in thousands, except per share data)

                  Year ended December 31, 1995
- ------------------------------------------------------------------

                                              Increase       CCC/
                                            (Decrease)  US Radio/
             CCC/US Radio           REP            Pro        REP
             Pro Forma(7) Historical(8) Forma Adj. (9)  Pro Forma
               ----------   -----------     -----------------------


Net broadcast
 revenue         $271,305     $  46,498            --    $317,803
Station operating
 expenses         146,814        24,384                   171,198
Depreciation and
 amortization      44,881        13,846       $(1,878)     56,849
Corporate general and
 administrative
 expenses           7,414         6,337        (6,337)      7,414
              -----------   --------------------------------------

Station operating
 income            72,196         1,931         8,215      82,342

Interest
 expense           30,442        10,442          5,879     46,763

Equity in net income of, and
  other income from,
  nonconsolidated
  affiliates        2,927            --             --      2,927

Other income
 (expense)          (752)          (10)             --      (762)
             ------------  -----------------------------------------
Income (loss) before
 income
 taxes             43,929       (8,521)          2,336     37,744
Income tax (expense)/
 benefit         (18,786)            --          2,164   (16,622)
             ------------  ----------------------------------------
Net income
 (loss)         $  25,143   $   (8,521)   $     4,500    $21,122
                 ========      ========    ===========   ========
Net income per common
  share          $    .72                                $   .60
                 ========                                ========

Weighted average common
 shares and common share
 equivalents
 outstanding       35,100                                 35,100
                 ========                                ========

                 Three months  ended March 31, 1996
 ------------------------------------------------------------------

                                                 Increase        CCC/
                                               (Decrease)   US Radio/
              CCC/US Radio            REP             Pro         REP
             Pro Forma(10) Historical(11) Forma Adj. (12)   Pro Forma
               -----------    -----------------------------------------


Net broadcast
 revenue        $  69,128    $    10,805                   $  79,933
Station
 operating
 expenses          42,797          6,668                      49,465
Depreciation and
 amortization      10,965          3,599          $ (608)     13,956
Corporate general
 and
 administrative
 expenses           1,674          1,416          (1,416)      1,674
              -----------    ----------- ---------------------------
Station
 operating
 income
 (loss)            13,692           (878)          2,024      14,838
Interest
 expense            7,597          2,446           1,214      11,257
Equity in net
 income of,
 and other
 income from,
 nonconsolidated
 affiliates           875              --              --        875

Other income
 (expense)             205            15               --        220
              ------------   -----------------------------------------
Income (loss)
 before
 income taxes       7,175         (3,309)            810       4,676
Income tax
 (expense)/
 benefit           (2,524)             --            875      (1,649)
              ------------   ----------------------------------------
Net income
 (loss)           $  4,651    $   (3,309)      $   1,685   $   3,027
                   =======        =======       =========     =======

Net income per common
 share            $    .13                                   $    .09
                  ========                                   ========
Weighted average common
 shares and common share
 equivalents
 outstanding        35,205                                     35,205
                  ========                                   ========

NOTES TO UNAUDITED PRO FORMA CONDENSED
                CONSOLIDATED STATEMENTS OF OPERATIONS
         CLEAR CHANNEL COMMUNICATIONS, INC./US RADIO, INC./
                     RADIO EQUITY PARTNERS, L.P.

Year ended December 31, 1995

(7) Historical Condensed Consolidated Statement of Operations for Clear Channel Communications, Inc. and Subsidiaries, including the pro forma effect of the acquisition of US Radio, Inc., assuming it was acquired January 1, 1995.

(8) Historical Condensed Consolidated Statement of Operations for Radio Equity Partners, L.P., acquisition announced on May 9, 1996.

(9) Represents the pro forma effect of the acquisition of Radio Equity Partners, L.P., assuming it was acquired January 1, 1995.

                                  Increase
                                (Decrease)
                                    Income
                            (in Thousands)
                       -------------------

(a) Decrease in amortization
    of license & goodwill
    resulting from a change in
    amortizable life from
    15 years (REP) to 25 years
    (CCC)                          $1,878

(b)  Increase in interest
     expense due to a higher
     amount of average debt
     outstanding which was
     partially offset by a lower
     average interest rate (6.8%
     average rate for CCC for
     1995)                         (5,879)

(c)  Elimination of corporate
     general and administrative
     expenses resulting from the
     elimination of the Radio
     Equity Partners, L.P.
     corporate office               6,337

(d)  Tax benefit of the Radio
     Equity Partners, L.P.
     historical loss and the
     tax effect of the pro forma
     adjustments at the statutory
     tax rate for 1995
     (35%)                          2,164

Three months ended March 31, 1996

(10) Historical Condensed Consolidated Statement of Operations for the three months ended March 31, 1996 for Clear Channel Communications, Inc. and Subsidiaries, including the pro forma effect of the acquisition of US Radio, Inc., assuming it was acquired January 1, 1996.

(11) Historical Condensed Consolidated Statement of Operations for the three months ended March 31, 1996 for Radio Equity Partners, L.P., acquisition announced on May 9, 1996.

(12) Represents the pro forma effect of the acquisition of Radio Equity Partners, L.P., assuming it was acquired January 1, 1996.

                                  Increase
                                (Decrease)
                                    Income
                            (in Thousands)
                       -------------------

(a)  Decrease in amortization
     of license & goodwill
     resulting from a change in
     amortizable life from 15
     years (Radio Equity
     Partners, L.P.) to 25
     years (CCC)                     $608

(b)  Increase in interest expense
     due to a higher amount of
     average debt outstanding which
     was offset by a lower average
     interest rate (6.1% average rate
     for CCC for the three months
     ended March 31, 1996)         (1,214)

(c)  Elimination of corporate
     general and administrative
     expenses resulting from
     the elimination of the
     Radio Equity Partners, L.P.
     corporate office               1,416

(d)  Tax benefit of the Radio
     Equity Partners, L.P.
     historical loss and the
     tax effect of the pro forma
     adjustments at the statutory
     tax rate for 1996 (35%)          875

CLEAR CHANNEL COMMUNICATIONS, INC.
                   CLEAR CHANNEL/US RADIO COMBINED
             UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                            BALANCE SHEET
            (Dollars in thousands, except per share data)

                           March 31, 1996
- -----------------------------------------------------------------------

                                                       Clear Channel/
                                               US Radio      US Radio
                Historical   Historical       Pro Forma      Combined
         Clear Channel(13) US Radio(14) Adjustments(15)     Pro Forma
         -----------------------------------------------------------------

ASSETS



Current assets:

 Cash and cash
 equivalents     $  12,006 $        239                     $  12,245
 Accounts
  receivable,
  net               45,325        5,602                        50,927
  Film rights -
  current           11,340          --                         11,340
  Other current
  assets                --        1,189                         1,189
               ----------- ------------  --------------  ------------
Total Current
  Assets            68,671        7,030              --        75,701


Property, Plant &
  Equipment        165,211       13,676                       178,887
  Less accumulated
  depreciation    (62,224)      (2,693)                      (64,917)
              ------------------------- ---------------  ------------


                   102,987       10,983              --       113,970

Intangible assets:

  Leases             1,455                                      1,455
  Network affiliation
  agreements        23,423                                     23,423
  Licenses and
  goodwill         322,682       85,822         39,391        447,895
  Covenants
  not-to-
  compete           22,972                                     22,972
  Other intangible
  assets             4,522        4,636         (4,636)         4,522
              ------------------------- --------------- -------------
                   375,054       90,458         34,755        500,267
  Less accumulated
  amortization    (56,862)      (8,700)          8,700       (56,862)
              ----------------------------------------- -------------
                   318,192       81,758         43,455        443,405
Other assets:


Film rights - noncurrent,
net of
accumulated
amortization        13,641                                     13,641
  Equity investments
  in, and advances
  to, nonconsolidated
  affiliates        81,711         ---                         81,711
 Other
 assets              8,382        1,263            433         10,078
 Other
 investments         1,395                                      1,395
            ------------------------------------------------------------
TOTAL ASSETS      $594,979     $101,034       $  43,888      $739,901
                   =======      =======        ========       =======

LIABILITIES



Current
 liabilities:
  Accounts
  payable      $     6,186   $      535                     $   6,721
  Accrued
  interest           1,542          605           (605)         1,542
  Accrued
  expenses           5,022        1,756                         6,778
  Accrued income and
  other
  taxes              3,025          131                         3,156
  Current portion
  of long-term
  debt               3,405        3,888         (3,888)         3,405
  Current portion
  of film rights
  liability         11,868           --                        11,868
             --------------------------     -----------  ------------


Total Current
 Liabilities        31,048        6,915         (4,493)        33,470


Long-Term
  Debt             366,569       61,329          81,171       509,069


Film Rights
  Liability         15,090           --                        15,090


Deferred Income
  Taxes              5,553           --                         5,553


Minority
  Interest           6,447           --                         6,447


Shareholders' equity:


  Preferred
   Stock               ---          ---              --
  Common Stock,
   Class A           3,461           10            (10)         3,461
  Common Stock,
   Class B             ---            2             (2)           --
Additional paid-in
  capital           91,489       39,666        (39,666)        91,489
  Retained earnings (accumulated
   deficit)         74,597      (6,888)          6,888         74,597
  Other                896          ---                           896
  Cost of shares held
 in treasury          (171)         ---                         (171)
            ------------------------------ --------------------------
Total Shareholders'
  Equity           170,272       32,790        (32,790)       170,272
            -----------------------------  --------------------------
TOTAL LIABILITIES
  AND SHAREHOLDERS'
  EQUITY          $594,979     $101,034       $  43,888      $739,901
                  ========    =========         =======      ========


 See Accompanying Notes to Unaudited Pro Forma Financial Information

             NOTES TO UNAUDITED PRO FORMA CONDENSED
                   CONSOLIDATED BALANCE SHEET
        CLEAR CHANNEL COMMUNICATIONS, INC./US RADIO, INC.

March 31, 1996

(13) Historical Condensed Consolidated Balance Sheet as of March
31, 1996 for Clear Channel Communications, Inc. and Subsidiaries.

(14) Historical Condensed Consolidated Balance Sheet as of March
31, 1996 for US Radio, Inc., acquired on May 15, 1996.

(15) On May 15, 1996, the Company purchased 100% of the outstanding shares of common stock of US Radio, Inc. for approximately $142.5 million cash and assumption of approximately $2,400,000 in current liabilities. The transaction has been accounted for as a purchase, and the accounts of US Radio, Inc. have been included in the accompanying financial statements as of March 31, 1996. The increases (decreases) in the values of the assets acquired and liabilities assumed (as if the acquisition had been consummated March 31, 1996) are as follows:

                                        Increase
                                      (Decrease)

Licenses & goodwill                      39,391
Other intangible assets                  (4,636)
Accumulated Amortization                 (8,700)
Deferred tax assets (other assets)          433
Accrued interest payable                   (605)
Current portion of long-term debt        (3,888)
Long-term debt                           81,171
Common stock, Class A                       (10)
Common stock, Class B                        (2)
Additional paid-in capital              (39,666)
Retained earnings (accumulated
 deficit)                                 6,888

CLEAR CHANNEL COMMUNICATIONS, INC.
      CLEAR CHANNEL/US RADIO/RADIO EQUITY PARTNERS COMBINED
           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                          BALANCE SHEET
          (Dollars in thousands, except per share data)

                         March 31, 1996
- -----------------------------------------------------------------
                                                   Clear Channel/
                                                        US Radio/
                                                    REP       REP
              CCC/ US Radio  Historical       Pro Forma  Combined
              Pro Forma(16)     REP(17) Adjustments(18) Pro Forma
          -----------------------------------------------------------------

ASSETS

Current assets:

Cash and cash
equivalents       $  12,245    $  5,697         (5,697) $  12,245
 Accounts
  receivable,
  net                50,927       7,483            (83)    58,327
  Film rights -
  current            11,340         --                     11,340
  Other current
  assets              1,189       1,624         (1,624)     1,189
                -----------------------  --------------------------
Total Current
  Assets             75,701       14,804        (7,404)    83,101


Property, Plant &
Equipment           178,887      22,604            396    201,887
Less accumulated
depreciation       (64,917)     (6,323)          6,323   (64,917)
               ----------------------------------------------------


                    113,970      16,281           6,719   136,970

Intangible assets:

  Leases              1,455                                 1,455
  Network affiliation
  agreements         23,423                                23,423
  Licenses and
  goodwill          447,895     148,444         61,156    657,495
  Covenants
  not-to-
  compete            22,972                                22,972
  Other intangible
  assets              4,522       6,216         (6,216)     4,522
               -----------------------------------------------------
                    500,267     154,660         54,940    709,867
Less accumulated
amortization       (56,862)     (21,427)        21,427   (56,862)
               ------------------------------------------------------
                    443,405      133,233        76,367    653,005
Other assets:


Film rights - noncurrent,
net of
accumulated
amortization         13,641                                13,641
  Equity investments
  in, and
  advances to,
  nonconsolidated
  affiliates         81,711        ---                     81,711
 Other
 assets              10,078         --              --     10,078
 Other
 investments          1,395                                 1,395
             ------------------------------------------------------------
TOTAL ASSETS       $739,901    $164,318       $  75,682  $979,901
                    =======     =======        ========   =======

LIABILITIES



Current
 liabilities:
  Accounts
  payable       $     6,721  $    1,203         (1,203) $   6,721
  Accrued
  interest            1,542         --              --      1,542
  Accrued
  expenses            6,778       7,446         (7,446)     6,778
  Accrued income and
  other
  taxes               3,156         --                      3,156
  Current portion
  of long-term
  debt                3,405       8,000         (8,000)     3,405
  Current portion
  of film rights
  liability          11,868          --                    11,868
              --------------------------    -----------------------


Total Current
 Liabilities         33,470      16,649        (16,649)    33,470


Long-Term
  Debt              509,069     101,268         138,732   749,069


Film Rights
  Liability          15,090          --                    15,090


Deferred Income
  Taxes               5,553          --                     5,553


Minority
  Interest            6,447          --                     6,447


Shareholders' equity:

Partners'
  equity:               --       46,401        (46,401)       --


  Preferred
   Stock                ---         ---             ---
  Common Stock,
   Class A            3,461         ---             ---        3,461
Additional paid-in
  capital            91,489         ---             ---    91,489
  Retained
  earnings           74,597         ---             ---    74,597
  Other                 896         ---                       896
  Cost of shares held
 in treasury          (171)         ---                     (171)
             --------------------------------------------------------
Total Shareholders'
  Equity            170,272      46,401        (46,401)     170,272
             ----------------------------- --------------------------
TOTAL LIABILITIES
  AND SHAREHOLDERS'
  EQUITY           $739,901    $164,318       $  75,682  $979,901
                   ========   =========         =======  ========


See Accompanying Notes to Unaudited Pro Forma Financial Information

             NOTES TO UNAUDITED PRO FORMA CONDENSED
                   CONSOLIDATED BALANCE SHEET
       CLEAR CHANNEL COMMUNICATIONS, INC./US RADIO, INC./
                   RADIO EQUITY PARTNERS, L.P.

March 31, 1996

(16) Historical Condensed Consolidated Balance Sheet as of March
31, 1996 for Clear Channel Communications, Inc. and Subsidiaries, including the pro forma effect of the acquisition of US Radio, Inc., acquired on May 15, 1996.

(17) Historical Condensed Consolidated Balance Sheet as of March
31, 1996 for Radio Equity Partners, L.P., acquisition announced on
May 9, 1996.

(18) On May 9, 1996, the Company announced that it had entered into a definitive agreement to purchase substantially all of the assets of Radio Equity Partners, L.P. for approximately $240 million cash. The transaction has been accounted for as a purchase, and the accounts of Radio Equity Partners, L.P. have been included in the accompanying financial statements as of March 31, 1996. The increases (decreases) in the values of the assets acquired (as if the acquisition had been consummated March 31, 1996) are as follows:

                                        Increase
                                      (Decrease)

Cash                                     (5,697)
Accounts Receivable                         (83)
Other Current Assets                     (1,624)
Property, Plant and Equipment               396
Accumulated Depreciation                 (6,323)
Licenses & goodwill                      61,156
Other intangible assets                  (6,216)
Accumulated Amortization                (21,427)
Accounts payable                         (1,203)
Accrued expenses                         (7,446)
Current portion of long-term debt        (8,000)
Long-term debt                          138,732
Partners' Equity                        (46,401)

Item 7.(c)

See index to exhibits following "Signatures."

                           SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                 Clear Channel Communications, Inc.


Date     May 23, 1996        By    /s/L. LOWRY MAYS
                                   L. Lowry Mays, President


Date     May 23, 1996        By    /s/HERBERT W. HILL, JR.
                                   Herbert W. Hill, Jr.
                                   Vice President/Controller and
                                   Principal Financial Officer

Clear Channel Communications, Inc.
                            Form  8-K

Item 7.(c) Index to Exhibits

(a) 3.1  --  Articles of Incorporation, as amended, of Registrant
(m) 3.11 --  Articles of Amendment to the Articles of Incorporation
             of Clear Channel Communications, Inc.
(a) 4    --  Buy-Sell Agreement among Clear Channel Communications,
             Inc., L. Lowry Mays, B. J. McCombs, John M. Schaefer
             and John W. Barger  dated May 31, 1977.
(a)10.1 --   Incentive Stock Option Plan of Clear Channel
             Communications, Inc. as of January 1, 1984.
(b)10.2 --   Television Asset Purchase Agreement dated January 27,
             1992, by and between Chase Broadcasting of Memphis,
             Inc. and Clear Channel Television, Inc.
(b)10.3 --   Radio Asset Purchase Agreement dated January 31, 1992,
             by and between Noble Broadcasting of Connecticut, Inc.
             and Clear Channel Radio, Inc.
(b)10.4 --   Radio Asset Purchase Agreement dated April 19, 1992,
             by and between Edens Broadcasting, Inc. and Clear
             Channel Radio, Inc.
(k)10.33 --  Radio Asset Purchase Agreement dated January 31, 1993, by and between KHFI Venture, LTD. and Clear Channel
             Radio, Inc.
(l)10.34 --  Radio Asset Purchase Agreement dated December 28,
             1992, by and between Westinghouse Broadcasting
             Company, Inc. and Clear Channel Radio, Inc.
(c)10.5 --   Radio Asset Purchase Agreement dated December 23,
             1992, by and between Inter-Urban Broadcasting of New
             Orleans Partnership and Snowden Broadcasting, Inc.
(d)10.6 --   Television Asset Purchase Agreement dated August 19,
             1993, by and between Television Marketing Group of
             Memphis, Inc. and Clear Channel Television, Inc.
(e)10.7 --   Radio Asset Purchase Agreement April 1, 1993, by and
             Capital Broadcasting of Virginia, Inc. and Clear
             Channel Radio, Inc.
(f)10.8 --   Television Asset Purchase Agreement dated August 31,
             1993, by and between Nationwide Communications, Inc.
             and Clear Channel  Television, Inc.
(g)10.9 --   Radio Asset Merger Agreement dated March 22, 1994, by
             and between Metroplex Communications, Inc. and Clear
             Channel Radio, Inc.
(h)10.10 --  Radio Partnership Interest Purchase Agreement dated
             April 5, 1994, by and between Cook Inlet
             Communications, Inc. and WCC Associates and Clear
             Channel Radio, Inc.
(i)10.11 --  Television Asset Purchase Agreement September 12,1994,
             by and between Heritage Broadcasting Company of New
             York, Inc. and Clear Channel Television, Inc. and
             Clear Channel Television Licenses, Inc.
(j)10.12 --  Radio Asset Purchase Agreement dated November 17,1994, by and between Noble Broadcast of Houston, Inc. and Clear Channel Radio, Inc.
(k)10.13 --  Australian Radio Network Shareholders Agreement dated
             February, 1995, by and between APN Broadcasting
             Investments Pty Ltd, Australian Provincial Newspapers
             Holdings Limited, APN  Broadcasting Pty Ltd and Clear
             Channel Radio, Inc. and Clear Channel Communications,
             Inc.
(l)10.14 --  $600,000,000 Amended and Restated Credit Agreement
             Among Clear Channel Communications, Inc., Certain
             Lenders, and NationsBank of Texas, N.A., as
             Administrative Lender, dated October 19, 1995.
(m)10.15 --  Clear Channel Communications, Inc. 1994 Incentive
             Stock Option Plan.
(m)10.16 --  Clear Channel Communications, Inc. 1994 Nonqualified
             Stock Option Plan.
(m)10.17 --  Clear Channel Communications, Inc. Directors'
             Nonqualified Stock Option Plan.
(m)10.18 --  Option Agreement for Officer
(n)10.19 --  Employment Agreement between Clear Channel
             Communications, Inc. and L. Lowry Mays
(o)10.20 --  Stock Purchase Agreement, dated as of March 4, 1996, by and among US Radio Stations, L.P., Blackstone USR
             Capital Partners L.P., Blackstone USR Offshore Capital
             Partners L.P., Blackstone Family Investment
             Partnership II L.P., BCP Radio L.P., BCP Offshore
             Radio L.P.,, US Radio, Inc., Clear Channel
             Communications of Memphis, Inc., and Clear Channel
             Communications, Inc.

10.21 -- Asset Purchase Agreement, dated as of May 9, 1996, by and among REP New England G.P., REP Southeast G.P., REP Ft. Myers G.P., REP Rhode Island G.P., REP Florida, G.P., REP WHYN G.P., REP WWBB G.P., S.E. Licensee G.P., REP WCKT G.P. and RI Licensee G.P., Radio Station Management, Inc., Clear Channel Radio, Inc., and Clear Channel Radio Licenses, Inc.


   (a) -- Incorporated by reference to the exhibits of the Company's Registration Statement on Form S-1(Reg. No. 289161) dated April 19, 1984.
   (b) -- Incorporated by reference to the Registrant's Form 8-K dated July 14, 1992.
   (c) -- Incorporated by reference to the Registrant's Form 10-Q dated May 12, 1993.
   (d) -- Incorporated by reference to the Registrant's Form 8-K dated September 2, 1993.
   (e) -- Incorporated by reference to the Registrant's Form 10-Q dated November 1, 1993.
   (f) -- Incorporated by reference to the Registrant's Form 8-K dated October 27, 1993.
   (g) -- Incorporated by reference to the Registrant's Form 8-K dated October 26, 1994.
   (h) -- Incorporated by reference to the Registrant's Form 10-Q dated November 14 1994.
   (i) -- Incorporated by reference to the Registrant's Form 8-K dated December 14, 1994.
   (j) -- Incorporated by reference to the Registrant's Form 8-K dated January 13, 1995.
   (k) -- Incorporated by reference to the Registrant's Form 8-K dated May 26, 1995.
   (l) -- Incorporated by reference to the Registrant's Form 10-Q dated November 14, 1995.
   (m) -- Incorporated by reference to the Registrant's Form S-8 dated November 20, 1995.
   (n) -- Incorporated by reference to the Registrant's Form 10-K dated March 29, 1996 as amended by form 10-K/A dated April 19, 1996.
   (o) -- Incorporated by reference to the Registrant's Form 8-K dated May 24, 1996.

Exhibit 10.21 -- Asset Purchase Agreement, dated as of May 9, 1996, by and among REP New England G.P., REP Southeast G.P., REP Ft. Myers G.P., REP Rhode Island G.P., REP Florida, G.P., REP WHYN G.P., REP WWBB G.P., S.E. Licensee G.P., REP WCKT G.P. and RI Licensee G.P., Radio Station Management, Inc., Clear Channel Radio, Inc., and Clear Channel Radio Licenses, Inc.

                    ASSET PURCHASE AGREEMENT


             THIS ASSET PURCHASE AGREEMENT (the "Agreement") is entered into this 9th day of May, 1996 by and among REP New England G.P., REP Southeast G.P., REP Ft. Myers G.P., REP Rhode Island G.P. and REP Florida G.P. ("REP Florida") (collectively the "Asset Sellers") and REP WHYN G.P., REP WWBB G.P., S.E. Licensee G.P., REP WCKT G.P., and RI Licensee G.P. (collectively the "Licensees" and together with the Asset Sellers the "Sellers"), each a Delaware general partnership, Radio Station Management, Inc., a Delaware corporation, as managing partner of each Seller ("RSM"), and Clear Channel Radio, Inc. ("CCR") and Clear Channel Radio Licenses, Inc. ("CCRL"), each a Nevada corporation (CCR and CCRL, collectively "Buyer").

             WHEREAS, the Asset Sellers own the non-license assets of the radio broadcast stations on Schedule 2.1(a) hereto (each a "Station" and collectively the "Stations");

             WHEREAS, the Licensees and REP Florida have been issued the FCC Licenses for and operate the Stations as set forth in Schedule 2.1(a);

             WHEREAS, the FCC Licenses may only be assigned with the prior approval of the FCC; and

             WHEREAS, Buyer desires to purchase the Assets, other than the Excluded Assets, (as each term is hereinafter defined) from Sellers, and Sellers desire to sell such Assets to Buyer, all in accordance with and subject to the terms and conditions hereinafter set forth.

             NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:


                           ARTICLE 1.
                   DEFINITIONS AND REFERENCES


             Unless the context otherwise specifies or requires, terms used herein shall have the respective meanings assigned thereto as follows (such definitions to be equally applicable to both the singular and plural forms of the terms defined). Unless otherwise specified, all references herein to "Articles" or "Sections" are to Articles or Sections of this Agreement.

             Accounts Receivable means all accounts receivable with respect to the Stations as of midnight of the day immediately preceding the Closing Date.

             Accounts Receivable Adjustment shall mean the adjustment determined in accordance with Section 2.6(b).

             Additional Agreements mean any Contracts executed and delivered between the date hereof and the Closing Date.

             Adjustment Date shall have the meaning specified in
Section 2.6(a).

             Assets shall have the meaning specified in Section
2.1.

             Assignment Applications shall have the meaning specified in Section 5.1.

             Assignment of Contracts means an Assignment of Contracts, dated as of the Closing Date and executed by the Asset
Sellers, substantially in the form attached hereto as Exhibit A.

             Assignment of Leases means an Assignment of Leases, dated as of the Closing Date and executed by the Asset Sellers, substantially in the form attached hereto as Exhibit B.

             Assignment of FCC Licenses means Assignments of FCC
Licenses, dated as of the Closing Date and executed by Licensees and REP Florida, substantially in the form or forms attached hereto as Exhibit C.

             Assumption Agreement means an Assumption Agreement, dated the Closing Date and executed by Buyer and Sellers, substantially in the form attached hereto as Exhibit D.

             Benefit Arrangement means a benefit program or practice providing for bonuses, incentive compensation, vacation pay, severance pay, insurance, restricted stock, stock options, employee discounts, company cars, tuition reimbursement or any other perquisite or benefit (including, without limitation, any fringe benefit under Section 132 of the Code) to employees, officers or independent contractors that is not a Plan.

             Bill of Sale means a Bill of Sale and Assignment of Assets, dated as of the Closing Date and executed by Asset Sellers, substantially in the form attached hereto as Exhibit E.

             Buyer Documents shall mean, collectively, this Agreement, the Support Agreement, the Escrow Agreement, the
Assumption Agreement and the other documents to be executed and delivered by Buyer under Section 11.3 and as otherwise contemplated herein.

             Buyer Indemnified Parties shall have the meaning specified in Section 12.2.

             Closing means each closing of the assignment and sale of the Assets, other than the Excluded Assets, to Buyer and the purchase of such Assets and the assumption of the liabilities to be assumed hereunder by Buyer as contemplated hereunder.

             Closing Date means the time and date on which each Closing takes place, as established by Section 11.1.

             Code means the Internal Revenue Code of 1986, as amended, and all applicable regulations promulgated pursuant thereto.

             Communications Act means the Communications Act of
1934, as amended and the rules and regulations of the FCC promulgated pursuant thereto.

             Confidentiality Agreement shall have the meaning specified in Section 7.1.

             Contracts mean the contracts, agreements, and leases to which any Seller is a party or which relate to any Station.

             Current Balance Sheet Date shall have the meaning specified in Section 3.5.

             Dames & Moore Report shall have the meaning specified in Section 3.19(b).

             Deeds means the warranty deeds dated as of the Closing Date and executed and delivered by the relevant Asset Sellers conveying title to the Real Property owned by Sellers in accordance with this Agreement.

             Deposit shall mean the Pre-Closing Deposit and the Post-Closing Deposit.

             Encumbrances mean any mortgages, pledges, liens, claims, security interests, agreements, restrictions, defects in title, easements or encumbrances.

             Environmental Laws means the Comprehensive
Environmental Response, Compensation and Liability Act of 1980,
("CERCLA") as amended by the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), 42 U.S.C. Section 9601 et seq.; the Toxic Substances Control Act ("TSCA"), 15 U.S.C. Section 2601 et seq.;
the Hazardous Materials Transportation Act, 49 U.S.C. Section 1802 et seq.; the Resource Conservation and Recovery Act ("RCRA"), 42
U.S.C. Section 9601 et seq.; the Clean Water Act ("CWA"), 33 U.S.C. Section 1251 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; the Clean Air Act ("CAA"), 42 U.S.C. Section 7401 et seq.; or any other applicable federal, state, or local laws, including any plans, rules, regulations, orders, or ordinances adopted, pursuant to the preceding laws or other similar laws, regulations, rules, orders, or ordinances now or hereafter in effect relating to Hazardous Materials generation, production, use, storage, treatment, transportation or disposal.

             ERISA means the Employee Retirement Income Security
Act of 1974, as amended, and all applicable regulations promulgated pursuant thereto.

             Escrow Agent shall have the meaning specified in
Section 2.3.

             Escrow Agreement shall have the meaning specified in
Section 2.3.

             Excluded Assets shall have the meaning specified in
Section 2.2.

             FCC means the Federal Communications Commission.

             FCC Licenses shall have the meaning specified in
Section 2.1(a).

             FCC Order means an order or orders of the FCC, or of the Chief, Mass Media Bureau of the FCC, acting under delegated authority, consenting to the assignment to Buyer of the FCC Licenses for a Station or the Stations, as the case may be, and granting the Market Rule Waiver, if applicable to such Station, as proposed in the applications therefor, without conditions which are materially adverse to Buyer or which in any material way diminish the operating rights with respect to such Station and the Assets related thereto, except any such conditions expressly accepted by Buyer in writing.

             Final Order means an FCC Order as to which the time for filing a request for administrative or judicial review, or for instituting administrative review sua sponte, shall have expired without any such filing having been made or notice of such review having been issued; or, in the event of such filing or review sua sponte, as to which such filing or review shall have been disposed of favorably to the grant and the time for seeking further relief with respect thereto shall have expired without any request for such further relief having been filed.
             GAAP shall have the meaning specified in Section 3.5.

             Governmental Authority means any agency, board, bureau, court, commission, department, instrumentality or administration of the United States government, any state government or any local or other governmental body in a state of the United States or the District of Columbia.

             Group shall have the meaning specified in Section
13.1(b).

             Hart-Scott-Rodino means the Hart-Scott-Rodino
Antitrust Improvements Act of 1976, as amended, and all applicable regulations promulgated pursuant thereto.

             HSR Filing shall have the meaning specified in Section
5.2.

             Hazardous Materials means any wastes, substances, or materials (whether solids, liquids or gases) that are hazardous or toxic, including without limitation, substances defined as "hazardous wastes," "hazardous substances," "toxic substances," "radioactive materials," or other similar designations in any Environmental Laws. "Hazardous Materials" includes polychlorinated biphenyls (PCBs), asbestos, lead-based paints and petroleum and petroleum products.

             Indemnified Party and Indemnifying Party shall have the respective meanings specified in Section 12.5(a).

             Intellectual Property shall have the meaning specified in Section 2.1(d).

             IRS means the Internal Revenue Service.

             Losses means any and all demands, claims, complaints, actions or causes of action, suits, proceedings, investigations, arbitrations, assessments, losses, damages (including diminution in value), liabilities, obligations (including those arising out of any action, such as any settlement or compromise thereof or judgment or award therein) and any costs and expenses, including, without limitation to, interest, penalties and reasonable attorneys' fees and disbursements.

             Market Rule Waiver means any permanent waiver of the FCC's one-to-a-market rule (47 C.F.R. Section 73.3555(c)) necessary to consummate the transactions contemplated by this Agreement with respect to the Stations located in the Providence, Rhode Island and Memphis, Tennessee markets.

             Material Adverse Effect means any event or condition which has a material adverse effect (financial or otherwise) on the Assets (other than the Excluded Assets) to be acquired in a Closing hereunder taken as a whole or on the ability of any Station to be acquired in a Closing hereunder to conduct its operations substantially as previously conducted, provided, however, that solely for the purpose of the representation to be made as of the date of this Agreement (and not subsequently) under Section 3.6 the term shall be deemed to apply to all of the Assets (other than the Excluded Assets) and each of the Stations which are the subject of this Agreement.

             Ordinary Course of Business means, with respect to Sellers, the ordinary course of business consistent with past practices of Sellers, provided, however, that the following events are not in the Ordinary Course of Business: (i) any format change in any Station except on 180 days prior written notice to Buyer;
(ii) entering into any new Talent Contract calling for payments in excess of $100,000; or (iii) entering into any new barter agreement with a term, a balance or a subject matter which is unusual or unprecedented in light of Sellers' past practices or is likely to generate a material negative barter balance affecting the Buyer.

             Partial Closing shall have the meaning specified in
Section 15.2.

             Permitted Encumbrances means (a) easements that do not adversely affect the full use and enjoyment of the Real Property for the purposes for which it is currently used or detract from its value in any material respect; (b) imperfections of title and non-consensual encumbrances, if any, which, in the aggregate, do not detract from the marketability or value of the properties subject thereto in any material respect and do not impair the operations of the owner thereof; (c) liens for taxes not yet due and payable; (d) liens of Seller's lenders, all of which shall be removed at the Closing; and (e) Encumbrances (other than consensual financing liens) shown on Seller's Title Insurance Policies.

             Plan means any plan, program or arrangement that is an "employee benefit plan" as such term is defined in Section 3(3) of ERISA and (i) which was or is established or maintained by Sellers;
(ii) to which Sellers contributed or were obligated to contribute; or (iii) which provides or promises benefits to any person who performs or who has performed services for Sellers and because of those services is or has been (A) a participant therein or (B) entitled to benefits thereunder.

             Pre-Closing Deposit shall have the meaning specified in Section 2.3(a).

             Post-Closing Deposit shall have the meaning specified in Section 2.3(a).

             Purchase Price shall have the meaning specified in
Section 2.4.

             Real Property means all realty, towers, fixtures, easements, rights-of-way, and leasehold interests in real property, buildings and improvements owned, leased or used in the business and operations of any of the Stations.

             REP shall have the meaning specified in Section 3.5.

             REP Letter means an agreement by REP to undertake on its own behalf and on behalf of REP Radio Corporation not to offer employment elsewhere than at the Stations to any employees of Sellers who Buyer has expressed an intent to employ or who are in fact employed by Buyer without the prior written approval of Buyer.

             Seller Documents shall mean, collectively, this Agreement, the Escrow Agreement, the Deeds, the Assignment of Leases, the Bill of Sale, the Assignment of FCC Licenses, the Assignment of Contracts, the Assumption Agreement, and the other documents to be executed and delivered by any Sellers under Section
11.2 or as otherwise contemplated herein.

             Seller Indemnified Parties shall have the meaning specified in Section 12.3.

             Seller Tax Returns means all federal, state, local, foreign and other applicable Tax returns and declarations of estimated Tax reports required to be filed by Sellers.

             Station Contracts shall have the meaning specified in
Section 2.1(e).

             Station Employee Benefit Plans shall have the meaning specified in Section 3.17.

             Support Agreement means the agreement in the form of Exhibit F of Clear Channel Communications, Inc. ("CCC"), the ultimate parent of Buyer, with respect to the payment of the Purchase Price.

             Survey means any survey heretofore provided by Sellers to Buyer relating to any parcel or parcels of Real Property.

             Talent Contracts shall have the meaning specified in
Section 6.1(e).

             Taxes means all federal, state and local taxes (including, without limitation, income, profit, franchise, sales, use, real property, personal property, ad valorem, excise, employment, social security and wage withholding taxes) and installments of estimated taxes, assessments, deficiencies, levies, imports, duties, license fees, registration fees, withholdings, or other similar charges of every kind, character or description imposed by any Governmental Authorities, and any interest, penalties or additions to tax imposed thereon or in connection therewith.

             Title Insurance Policies mean any title insurance policies heretofore provided by Sellers to Buyer relating to any Real Property.

             True Lease means a lease at the termination of which the lessor retains title to the property or asset subject to the lease unless the lessee pays after or at such termination a purchase price bearing a reasonable relation to the then fair market value of such property or asset.

             WARN Act shall  have the meaning specified in Section
8.5(a).


                           ARTICLE 2.
          SALE AND PURCHASE OF ASSETS; PURCHASE PRICE;
     ADJUSTMENTS; ASSUMPTION OF LIABILITY; LENDERS' CONSENT


      2.1.   Asset Sale and Purchase of Assets.

             Subject to the terms and conditions hereof and in reliance upon the representations, warranties, covenants and agreements contained herein, at the Closing, Sellers shall sell, assign, transfer, convey and deliver to Buyer, and Buyer agrees to purchase from Sellers, all real, personal and mixed assets, rights, benefits and privileges, both tangible and intangible, wheresoever situated or located, owned, leased, used, or held for use by Sellers in connection with the business and operations of the Stations (collectively, the "Assets"); but excluding the Excluded Assets described in Section 2.2. Subject to the provisions of
Section 2.2, Assets shall include all such assets existing on the date hereof and all such assets acquired between the date hereof and midnight of the day immediately preceding the Closing Date.

             The Assets shall include, without limitation, all of Sellers' right, title and interest in, to and under the following:

          2.1(a)    FCC Licenses.  All licenses, permits and other
authorizations issued by the FCC to Licensees for the operation of the Stations (the "FCC Licenses"), including without limitation those set forth and described in Schedule 2.1(a), and all applications therefor, together with any renewals, extensions or modifications thereof and additions thereto;

          2.1(b)    Real Property Interests.  All the Real Property
listed or described in Schedule 2.1(b);
          2.1(c)    Tangible Personal Property.  All of the
furniture, fixtures, furnishings, machinery, computers, equipment (mobile or otherwise), inventory, supplies, antenna installations, towers, office materials and other tangible property set forth and described in the tangible personal property list dated December 31, 1995, previously delivered to Buyer;

          2.1(d)    Intellectual Property.  All of the service
marks, copyrights, franchises, software, licenses (other than the FCC Licenses), trademarks, trade names, jingles, slogans, logotypes and other intangible assets maintained, owned, used, or held for use by Sellers in connection with the business and operations of the Stations (including any and all applications, registrations, extensions and renewals relating thereto) (the "Intellectual Property"), and all of the rights, benefits and privileges associated therewith set forth and described in Schedule 2.1(d) and the right to use the call letters for the Stations;

          2.1(e) Station Contracts. The Contracts entered into by Sellers with respect to the programming, air time, business and operations of the Stations (other than those relating to Real Property and those relating to employment) listed on, or described in the trade receivable balance set forth in, Schedule 2.1(e) (the "Station Contracts");

          2.1(f)    Prepaid Items.  All deposits, reserves and
prepaid expenses set forth and described in Schedule 2.1(f);

          2.1(g)    Vehicles.  All automotive equipment and motor
vehicles owned, leased, or used by Sellers in connection with the business and operations of the Stations set forth and described in
Schedule 2.1(g);

          2.1(h)    Files and Records.  All engineering, business
and other books, papers, logs, files and records pertaining to the Assets or the business and operations of the Stations, but not the partnership records of Sellers;

          2.1(i)    Auxiliary Facilities.  All translators and
other auxiliary facilities, and all applications therefor;

          2.1(j)    Third-Party Claims.  Except for claims relating
to Taxes, all rights and claims of Sellers whether mature, contingent or otherwise, against third parties relating to the Assets (other than the Excluded Assets) or the Stations, whether in tort, contract, or otherwise, including, without limitation, causes of action, unliquidated rights and claims under or pursuant to all warranties, representations and guarantees made by manufacturers, suppliers or vendors;

          2.1(k)    Permits and Licenses.  All permits, approvals,
orders authorizations, consents, licenses, certificates, franchises, exemptions of, or filings or registrations with, any court or Governmental Authority (other than the FCC) in any jurisdiction, which have been issued or granted to or are owned or used by Sellers in connection with the business and operation of each Station and ownership of the Assets and all pending applications therefor;

          2.1(l)    Goodwill.  Sellers' goodwill in and "going
concern" value of the Stations;

          2.1(m)    Accounts Receivable.  All Accounts Receivable;
and

          2.1(n)    Other Assets.  Without duplication, all other
assets of Sellers, including but not limited to inventory, used or held for use in the business and operation of the Stations.

     2.2. Excluded Assets.

          Notwithstanding anything to the contrary in this Agreement, there shall be excluded from the Assets and retained by Sellers, to the extent in existence at midnight (Eastern Standard
Time) on the date immediately preceding the Closing Date, the following assets (collectively, the "Excluded Assets"):

          2.2(a)    Third Party Claims.  All rights and claims of
Sellers against third parties relating to Taxes and to property or equipment repaired, replaced or restored by Sellers prior to the Closing;

          2.2(b)    Personal Property Disposed Of.  All tangible
personal property disposed of in the Ordinary Course of Business as permitted by this Agreement;

          2.2(c)    Insurance.  All Contracts of insurance and all
insurance plans and the assets thereof listed on Schedule 3.21; including, without limitation, the cash surrender value thereof and all insurance proceeds or claims of Sellers relating to property or equipment repaired, replaced or restored by Sellers prior to the Closing.

          2.2(d)    Employee Plans and Assets.  All Station
Employee Benefit Plans other than the Employment Contracts marked with a dagger in Schedule 3.17;

          2.2(e)    Certain Books and Records.  All of (i) Sellers'
records relating to formation, financing and finances of Sellers (other than any such records delivered to Buyer in connection with this Agreement), (ii) duplicated copies of any books, records, accounts, checks, payment records, Tax records (including payroll, unemployment, real estate and other Tax records) and other similar books, records and information of the Sellers relating to the Assets or Sellers' operation of the Stations prior to the Closing,
(iii) all records prepared by or on behalf of Sellers in connection with the sale of the Stations, and (iv) all records and documents relating to any Excluded Assets;

          2.2(f)    Rights under this Agreement.  All of the
Sellers' rights under or pursuant to this Agreement or any other rights in favor of the Sellers pursuant to the other agreements contemplated hereby;

          2.2(g)    Securities.  All capital stock or other
securities in respect of any direct or indirect subsidiary of the Sellers;

          2.2(h)    Excluded Contracts.  All Contracts that have
terminated or expired prior to the Closing as permitted by this Agreement, all Contracts relating to employment other than the Employment Contracts marked with a dagger in Schedule 3.17, and all Contracts set forth in Schedule 2.2(h);

          2.2(i)    Certain Contracts and Unrelated Assets.  Any
financing or loan   agreements (including, without limitation,
equipment financing agreements including financing leases), and other obligations for borrowed money; any Contract of Sellers which was not entered into in the Ordinary Course of Business (unless otherwise assumed pursuant to this Agreement); any Contract entered into after the date hereof except as permitted by this Agreement; and any and all assets, rights, benefits and privileges, both tangible and intangible, wheresoever situated or located, used by Sellers in connection with any business or operations of Sellers, including without limitation any radio broadcast station other than the Stations, other than the business and operation of the Stations;

          2.2(j)    Cash.  All cash and cash equivalents and cash
held by Sellers, bank balances and rights in and to bank accounts, marketable and other securities of the Stations and the Sellers;
and

          2.2(k)    Name.  To the exclusion of Buyer, all rights in
the name "Radio Equity Partners" and to any variants or derivatives thereof which include the initials "REP" or the phrase "Radio
Equity" or "Radio Equities".

     2.3. Deposit.

          2.3(a)    Concurrent with the execution and delivery of
this Agreement Buyer, Sellers and NationsBank, N.A. (the "Escrow Agent") shall enter into an Escrow Agreement in the form of Exhibit G pursuant to and under the terms of which (i) Buyer shall concurrently with the execution and delivery of the Escrow Agreement deposit with the Escrow Agent cash in the amount of Four Million Eight Hundred Thousand Dollars ($4,800,000) (the "Pre-Closing Deposit") and (ii) the Escrow Agent shall retain the same amount as a post-Closing deposit (the "Post-Closing Deposit") for a period of twelve (12) months after the Closing to secure Sellers' obligations under Section 12 hereof, such amount to be decreased in accordance with the Escrow Agreement to Two Million Four Hundred Thousand Dollars ($2,400,000) on the latter to occur of (x) the six month anniversary of the Closing or (y) March 31 of the year following the calendar year period in which the Closing occurred. In the event that the Post-Closing Deposit is less than Four Million Eight Hundred Thousand Dollars ($4,800,000) as of the Closing Date as the result of any payment to Buyer, a portion of the Purchase Price equal to the difference shall be disbursed into escrow as a portion of the Post-Closing Deposit. At Closing, the principal balance of the Pre-Closing Deposit shall be retained as the Post-Closing Deposit and the amount of the Post-Closing Deposit shall be treated as payment of a portion of the Purchase Price equal to such amount.

          2.3(b)    In the event there are multiple Closings
hereunder, the Pre-Closing Deposit and the Post-Closing Deposit shall be allocated in accordance with Schedule 15.2 hereto with the result that the allocated portion of the Pre-Closing Deposit shall remain in escrow with respect to Stations which remain to be acquired by Buyer hereunder and the allocated portion of the Post-Closing Deposit shall remain in escrow with respect to the Stations acquired by Buyer hereunder. For the purposes of calculating the periods described in Section 2.3(a), the term "Closing" shall mean each individual Closing hereunder.

          2.3(c)    The Escrow Agent shall disburse all interest or
other earnings on the Pre-Closing Deposit to Buyer promptly upon the receipt thereof and at Closing. The Escrow Agent shall disburse all interest or other earnings on the Post-Closing Deposit to Sellers promptly upon receipt thereof.

          2.3(d)    The Buyer and Sellers agree that they will
jointly instruct the Escrow Agent to proceed in accordance with this Section 2.3 and Articles 8, 12 and 14 and will take no action to delay or prevent any disbursement of the Deposit as provided in this Agreement.

     2.4. Purchase Price.

          For and in consideration of the conveyances and assignments described herein and in addition to the assumption of liabilities by Buyer as set forth in Section 2.7, Buyer agrees to pay to Sellers, and Sellers agree to accept from Buyer, a purchase price (the "Purchase Price") equal to Two Hundred Thirty Five Million Dollars ($235,000,000), adjusted by the adjustments and prorations provided for in Section 2.6. The Purchase Price shall be payable as described in Section 2.5. The Purchase Price shall be allocated among the Assets in accordance with Section 8.3.

     2.5. Payment of Purchase Price.

          The Purchase Price shall be payable to Sellers at the Closing by application of the Pre-Closing Deposit described in
Section 2.3 above and a wire transfer of federal funds of the remainder of the Purchase Price to the account or accounts which will be identified by RSM on behalf of Sellers in writing not less than three (3) days prior to the Closing Date.

     2.6. Adjustments.

          2.6(a)    Prorations.  The operation of the Stations and
the income and normal operating expenses attributable thereto through midnight of the day immediately preceding the Closing Date (the "Adjustment Date") shall be for the account of Seller and thereafter for the account of Buyer, and, if any income or expense is properly allocable or credited, then it shall be allocated, charged or prorated accordingly. Expenses for goods or services received both before and after the Adjustment Date, power and utilities charges, frequency discounts, prepaid cash time sales agreements, commissions, license fees, and rents and similar prepaid and deferred items shall be prorated between Sellers and Buyer as of the Adjustment Date in accordance with generally accepted accounting principles. All special assessments and similar charges or liens imposed against the Real Property and tangible personal property in respect of any period of time through the Adjustment Date, whether payable in installments or otherwise, shall be the responsibility of Seller, and amounts payable with respect to such special assessments, charges or liens in respect of any period of time after the Adjustment Date shall be the responsibility of Buyer, and such charges shall be adjusted as required hereunder. There shall be no adjustment in respect of any positive or negative barter balance. To the extent that any of the foregoing prorations and adjustments cannot be determined as of the Closing Date, Buyer and Seller shall conduct a final accounting and make any further payments, as required on a date mutually agreed upon, within ninety (90) days after the Closing.

          2.6(b)    Accounts Receivable Adjustment.  The Purchase
Price shall be increased by an amount equal to the greater of (a) Five Million Dollars ($5,000,000) or (b) an amount equal to one-half of the amount of the aggregate Accounts Receivable as reflected in an unaudited combined balance sheet of Sellers (i) dated within three (3) days of the Adjustment Date as adjusted to the Adjustment Date (ii) prepared in conformity with Section 3.5, as such Section applies to unaudited balance sheets, (iii) certified by the Chief Financial Officer of Sellers' managing partner, and (iv) supplemented by lists of Accounts Receivable as of a date reasonably specified by Buyer in advance of the Closing and as of the Adjustment Date.
          2.6(c)    Commissions Adjustment.  The Purchase Price
shall be reduced by the product of (i) the accruals as of the Closing Date for national sales representative and other sales commissions accrued with respect to such Accounts Receivable as shown on Sellers' books and disclosed to Buyer in writing at the Closing and (ii) a fraction, the numerator of which is the Accounts Receivable Adjustment and the denominator of which is the total Accounts Receivable.

     2.7. Assumption of Liabilities.

          2.7(a)    At the Closing, Buyer shall assume and become
liable for the following: (i) the liabilities and obligations of Sellers to be performed on and after the Closing Date under the Contracts listed or described in Schedule 2.1(e), the leases marked with a dagger or two asterisks in Schedule 2.1(b) and the employment Contracts marked with a dagger in Schedule 3.17, (ii) the liabilities and obligations of Sellers to be performed after the Closing Date under any Additional Agreements entered into after the date hereof in compliance with Section 6.1, and (iii) the accrued sales commissions which are described in Section 2.6(c)(i).

          2.7(b)    Except for those liabilities and obligations
expressly assumed by Buyer pursuant to Section 2.7(a) hereof or in the Assumption Agreement, or for which Buyer has received a credit under Section 2.6, Buyer shall have no responsibility for any liabilities or obligations of any kind or description whether connected with the business and operations of the Stations, the Sellers or otherwise arising from the ownership or operation of any of the Assets or the business and operations of the Stations or the Sellers prior to the Closing Date.


                           ARTICLE 3.
            REPRESENTATIONS AND WARRANTIES BY SELLERS


          RSM represents and warrants to Buyer for and on behalf of the Sellers as follows:

     3.1. Organization and Standing.

          Each Seller is a general partnership duly formed under the laws of Delaware and has all requisite power and authority to carry on its business as now being conducted. Each Seller has all requisite power and authority to execute and deliver Seller Documents to be executed by RSM on behalf of such Seller and to consummate the transactions contemplated hereby and thereby. Neither the nature of the business of the Stations, nor the character of the properties owned, leased or otherwise held by Sellers for use in the Stations' business makes any qualification necessary in any other state, country, territory or jurisdiction. Certified copies of (i) the general partnership agreements for each Seller and (ii) the Articles of Incorporation and Bylaws of RSM, and each amendment to any of the foregoing have been delivered to Buyer, are complete and correct, and no amendments have been made thereto or have been authorized since the date of the last amendment thereto. Sellers do not own any capital stock of or other equity interest in any corporation, partnership, limited liability company or other entity, except as shown on Annex II.

     3.2. Authorization.

          The execution, delivery and performance of the Seller Documents to be executed by RSM on behalf of such Seller contemplated herein, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary partnership actions of such Seller (none of which actions has been modified or rescinded and all of which actions are in full force and effect). This Agreement constitutes, and upon execution and delivery each other Seller Document will constitute, valid and binding agreements and obligations of each Seller that is a party thereto, enforceable in accordance with their respective terms.

     3.3. Compliance with Laws.

          Sellers have complied and are in compliance in all material respects with all laws and regulations applicable to Sellers' operation of the Stations and ownership of the Assets. Sellers have obtained and hold all permits, licenses and approvals (none of which has been rescinded and all of which are in full force and effect) from all Governmental Authorities necessary in order to conduct the operations of the Stations as presently conducted and to own, use and maintain the Assets except (solely as of the date hereof and not thereafter) such permits, licenses and approvals the failure of which to obtain or hold does not constitute a Material Adverse Effect.

     3.4. Required Consents; No Conflicts.

          3.4(a)    Except in connection with the filings referred
to in Section 5.1 and Section 5.2, the execution, delivery and performance by each Seller of the Seller Documents to which it is a party will not require the consent, approval, authorization or permit of, or filing with, or notification to any person, entity or Governmental Authority, except (i) as have been obtained or will be obtained or have occurred prior to the Closing, and (ii) the consents of third parties to the assignment of certain of the Contracts on Schedule 2.1(e), including without limitation those marked with two asterisks thereon, and to the Contracts marked with a dagger or two asterisks on Schedules 2.1(b) or 3.17.

          3.4(b)    Except as set forth in Schedule 3.4(b) or,
solely as of the date hereof and not thereafter, which does not constitute a Material Adverse Effect, the execution and delivery of the Seller Documents, the fulfillment of and the compliance with the respective terms and provisions of each, and the consummation of the transactions described in each, do not and will not (i) conflict with or violate any law, regulation, order, award, judgment, injunction or decree applicable to or affecting Sellers, the Assets (other than the Excluded Assets) or the Stations,
(ii) conflict with or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) of any Contract to which Sellers or any of them are a party or by which Sellers or any of them are bound or to which any of the Assets or the Stations is subject or affected (except with respect to consents of third parties referred to in Section 3.4), or result in the acceleration of any indebtedness (so long as such indebtedness is repaid at the Closing or Sellers' lenders consent to such Closing) or in the creation of any Encumbrance upon the Assets, or (iii) conflict with or violate the organizational documents of Sellers.

     3.5. Financial Statements.

          Schedule 3.5 refers to (i) audited balance sheets of Radio Equity Partners, Limited Partnership ("REP") as of the end of the fiscal year ending December 31 in each of 1994 and 1995, and statements of income for each such fiscal year; and (ii) unaudited balance sheet of REP as of March 31, 1996 (the "Current Balance Sheet Date"), and the unaudited statement of income for the quarter then ended, which have previously been delivered to Buyer. All of the financial statements referred to in this Section or furnished to Buyer after the date hereof pursuant to Sections 2.6(b) or 6.2(j): (i) are or will be, as the case may be, in accordance with the books and records of the Sellers, (ii) present fairly and accurately in all material respects the financial position of the Stations as of the respective dates and the results of operations for the respective periods indicated, (iii) have been prepared in accordance with generally accepted accounting principles ("GAAP") (except that unaudited financial statements do not contain footnotes and year-end adjustments required under GAAP) and (iv) do not reflect any activity other than the operations of the Stations. Since December 31, 1995, there have been no changes in accounting principles (for financial accounting purposes) at any time made, agreed to, requested or required with respect to REP.

     3.6. Absence of Certain Changes or Events.

          Except as set forth and described in Schedule 3.6, since the Current Balance Sheet Date, there has been no material adverse change in the business, operations, condition (financial or otherwise), Assets (other than Excluded Assets) or liabilities of Sellers. Except as set forth and described in Schedule 3.6, since the Current Balance Sheet Date, Sellers have conducted their respective businesses diligently and substantially in the manner heretofore conducted and only in the Ordinary Course of Business, and Sellers have not (a) incurred an uninsured loss of, or significant injury to, any of the Assets (other than Excluded Assets) as the result of any fire, explosion, flood, windstorm, earthquake, labor trouble, riot, accident, act of God or public enemy or armed forces, or other casualty in excess of One Hundred Thousand Dollars ($100,000) in the aggregate which loss or injury has not been replaced or repaired; (b) incurred, or become subject to, any obligation or liability (absolute or contingent, matured or unmatured, known or unknown), except liabilities incurred in the Ordinary Course of Business or to which Buyer has consented in writing; (c) discharged or satisfied any Encumbrance or paid any obligation or liability (absolute or contingent, matured or unmatured, known or unknown) other than liabilities shown in the balance sheets furnished pursuant to Section 3.5, liabilities incurred since the Current Balance Sheet Date in the Ordinary Course of Business and repayment of indebtedness from the proceeds of the transactions contemplated by this Agreement or to which Buyer has consented in writing; (d) mortgaged, pledged or subjected to any Encumbrance any of its Assets (other than the Excluded Assets) other than in the Ordinary Course of Business; (e) sold, exchanged, transferred or otherwise disposed of any of its Assets (other than the Excluded Assets) or canceled any debts or claims other than in the Ordinary Course of Business or with the prior written consent of Buyer; (f) written down the value of any Assets (other than Excluded Assets) or written off as uncollectible any Accounts Receivable, except write-downs and write-offs (i) in the Ordinary Course of Business, none of which, individually or in the aggregate, constitutes a Material Adverse Effect or (ii) are required by GAAP; (g) entered into any transactions other than in the Ordinary Course of Business or with the prior written consent of Buyer; (h) made capital expenditures, or entered into commitments therefor, in either case aggregating more than Two Hundred Fifty Thousand Dollars ($250,000) without the prior written consent of Buyer; (i) made any change in any method of accounting or accounting practice; or (j) made any agreement to do any of the foregoing.

     3.7. Absence of Litigation.

          Except as set forth and described in Schedule 3.7 there is no action, suit, investigation, claim, arbitration or litigation pending or, to Sellers' knowledge, threatened against, affecting or involving Sellers, the Assets, any of the Stations or the business and operations of any of the Stations, or the transactions contemplated by any Seller Document, at law or in equity, or before or by any court, arbitrator or Governmental Authority, and neither the Sellers nor any of the Stations are operating under or subject to an order, award, judgment, writ, decree, determination or injunction of any court, arbitrator or Governmental Authority.

     3.8. Ownership and Condition of Assets.

          3.8(a)    Schedules 2.1(a), (b), (d), (f) and (g) and the
tangible personal property list referenced in Section 2.1(b) contain a listing, as of the dates listed therein (which dates, except as set forth in Section 2.1(b), are all no more than thirty
(30) days prior to the date hereof), of each FCC License, interest in Real Property, item of tangible personal property or Intellectual Property, deposit, reserve or prepaid expense and vehicle owned or leased by any Seller and which is used or held for use in the operations of any of the Stations other than any such asset which is recorded on Sellers' books for an amount less than Ten Thousand Dollars ($10,000).

          3.8(b)    Sellers (a) have good and marketable title to
the Real Property owned by Sellers and (b) own, lease or have the right to use each other Asset (other than the Excluded Assets), in the case of (a) and (b) free and clear of any Encumbrances, except for and subject only to (i) Permitted Encumbrances; (ii) those Encumbrances set forth in Schedule 3.8(b) or in the Title Insurance Policies, which shall be discharged and removed prior to or contemporaneously with the Closing, (iii) purchase-money security interests, and (iv) True Leases.

          3.8(c)    On the Closing Date, Buyer shall acquire good
and marketable title to the Real Property owned by Sellers, such title to be insurable at standard rates, and all of the Sellers' right, title and interest in and to the other Assets (other than the Excluded Assets), free and clear of all Encumbrances, except for and subject only to the Permitted Encumbrances.

          3.8(d)    No item of the tangible personal property
included in the Assets (other than the Excluded Assets) is in need of material repair or replacement, other than as part of routine maintenance in the Ordinary Course of Business.

     3.9. FCC Matters.

          3.9(a)    Licensees hold the FCC Licenses set forth and
described on Schedule 2.1(a). The FCC Licenses constitute all of the licenses, permits and authorizations from the FCC that are necessary or required for and/or used in the business and operations of the Stations. The FCC Licenses are valid and in full force and effect through the dates set forth on Schedule 2.1(a) unimpaired by any condition which could have a material adverse effect on the business and operations of the Stations. Except as set forth on Schedule 2.1(a), no application, action or proceeding is pending for the renewal or modification of any of the FCC Licenses, and, except for actions or proceedings affecting radio broadcast stations generally, no application, complaint, action or proceeding is pending or, to the best of Sellers' knowledge, threatened that may result in the (i) denial of an application for renewal, (ii) the revocation, modification, non-renewal or suspension of any of the FCC Licenses, (iii) the issuance of a cease-and-desist order, or (iv) the imposition of any administrative or judicial sanction with respect to any of the Stations.

          3.9(b)    There is not now issued or outstanding or, to
Sellers' knowledge, threatened any investigation, proceeding, notice of violation or material complaint against the Sellers at the FCC. Sellers have no knowledge of any person who has manifested an intention to contest the renewal of any FCC license for any of the Stations.

          3.9(c)    The Stations, their respective physical
facilities, electrical and mechanical systems and transmitting and studio equipment (i) are being operated in all material respects in compliance with the specifications of the applicable FCC Licenses, and (ii) are being operated in compliance in all material respects with all requirements of the Communications Act. Sellers have complied in all material respects with all requirements of the FCC and the Federal Aviation Administration with respect to the construction and/or alteration of Sellers' antenna structures, and "no hazard" determinations for each antenna structure have been obtained.

          3.9(d)    Sellers and the Stations are in compliance in
all material respects with the Communications Act.

          3.9(e)    Sellers know of no facts, conditions or events
relating to the Sellers or the Stations that might cause the FCC to have a legally valid basis to deny the assignment of the FCC
Licenses as provided for in this Agreement or not to renew any of the FCC Licenses in the ordinary course.

     3.10.      Real Property.

          3.10(a)   Each lease and sublease of Real Property to
which any Seller is a party is in full force and effect, and constitutes a legal, valid and binding obligation of, and is legally enforceable against, the Seller that is a party thereto. Neither Sellers nor (to the best of Sellers' knowledge) any other party thereto is in default under any such lease or sublease in any material respect, and, to the best of Sellers' knowledge, there has not occurred any event which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute such a default by Sellers, or (to the best of Sellers' knowledge) any other party.

          3.10(b)   All buildings, structures, fixtures and other
improvements on the Real Property are maintained in the Ordinary Course of Business. To Sellers' knowledge, all Real Property and such buildings, structures, fixtures and improvements on the Real Property conform in all material respects, including usage by Sellers, with all applicable contractual requirements and building, zoning, subdivision, environmental, land-use, fire and other applicable laws and regulations pertaining to or affecting such Real Property. All notices or orders to Sellers to correct violations of applicable laws and regulations issued by any Governmental Authority having jurisdiction against or affecting any of the Real Property have been complied with in all material respects. The buildings, structures, fixtures and improvements on each parcel of the Real Property lie entirely within the boundaries of such parcel of the Real Property except as specified in the Title Insurance Policies or in Schedule 2.1(b).

          3.10(c)   No portion of the Real Property or any
building, structure, fixture or improvement thereon is the subject of any pending condemnation, eminent domain or inverse condemnation proceeding, and Sellers have no knowledge that any of the foregoing are threatened.

          3.10(d)   Except as set forth in the Title Insurance
Policies or in Schedule 2.1(b), the Real Property has access to a public right-of-way and to electric, gas, water, sewer and telephone lines.

          3.10(e)   On the Closing Date, no tangible Assets (other
than Excluded Assets) used or held for use in the business and operations of the Stations by Sellers will be located on any real property not included in the Real Property.

          3.10(f)   The Title Insurance Policies and Surveys are
all of the existing title insurance policies and surveys relating to any of the Real Property in the possession of any Seller or Sellers' lenders.

          3.10(g)   The Contracts marked with a dagger or two
asterisks on Schedule 2.1(b) constitute all of the leases, subleases and other Contracts relating to any Real Property.

     3.11.     Intellectual Property.

          Except as set forth on Schedule 2.1(d), Sellers pay no royalty to anyone with respect to the Intellectual Property and have the right to bring action for the infringement thereof to the extent permitted by the Contracts relating thereto and applicable law. Sellers do not have any knowledge and have not received any notice to the effect that any service rendered by Sellers relating to the business of the Stations may infringe on any Intellectual Property right or other legally protectable right of another. Sellers have the right pursuant to the rules and regulations of the FCC to the use of the various call letters set forth on Schedule 2.1(a).

     3.12.     Reports and Records.

          All returns, reports, statements and other documents relating to the Stations currently required to be filed by Sellers with the FCC or, to the best of Sellers' knowledge, any other Governmental Authority in connection with, or as a result of, Sellers' operation of the Stations or ownership of the Assets have been filed and complied with and are true, correct and complete in all material respects. All such reports, returns, statements and other documents shall continue to be filed on a current basis until the Closing Date, and will be true, correct, and complete in all material respects. All documents required by the FCC's rules to be placed in the Stations' public files have been placed and are being held in such files. All logs and business records of every type and nature relating to the business and operations of the Stations, including without limitation, political and public files, program, operating and maintenance logs, equipment performance measurements, policies or evidence of insurance, licenses, payroll, social security and withholding tax returns and other records pertaining to the business and operations of the Stations have been maintained in all material respects in accordance with the rules and regulations of the FCC and are in the possession of Sellers at the respective Stations.

     3.13.     Station Contracts.

          Schedule 2.1(e) contains a listing, as of the dates listed therein (which dates are all no more than thirty (30) days prior to the date hereof), of the Contracts (except those relating to Real Property and employment which are separately described herein) other than (solely as of the date hereof and not subsequently) Contracts which require payments, individually, of less than Twelve Thousand Dollars ($12,000) and, in the aggregate, of less than Two Hundred and Fifty Thousand Dollars ($250,000). Each Station Contract is in full force and effect, and constitutes a legal, valid and binding obligation of, and is legally enforceable against the Seller that is a party thereto. The Seller that is a party thereto and, to the best of Seller's knowledge, the other parties thereto, have complied with all of the material provisions of such Station Contracts and are not in default thereunder in any material respect, and there has not occurred any event which (whether with or without notice or lapse of time) would constitute such a default. To Sellers' knowledge, there has not been any threatened cancellation of any Station Contract or any outstanding dispute thereunder.

     3.14.     Intentionally Omitted.

     3.15.     Accounts Receivable.

          The Accounts Receivable shown on the balance sheets referred to in Section 3.5, or thereafter acquired by Sellers arose or will have arisen in the Ordinary Course of Business.

     3.16.     Taxes.

          3.16(a)   Sellers have (or, in the case of returns
becoming due after the date hereof and on or before the Closing Date, will have prior to the Closing Date) duly filed all Seller Tax Returns required to be filed by Sellers on or before the Closing Date with respect to all applicable Taxes and have paid all Taxes due or claimed to be due by any Governmental Authority in connection with any of the Seller Tax Returns.

          3.16(b)   Sellers do not have nor on the Closing Date
will have any liability for Taxes due and payable for or with respect to any periods prior to and including the Closing Date in excess of the amounts required by applicable law to be paid prior to the Closing Date.

          3.16(c)   Except as set forth in Schedule 3.16(c), there
is no action, suit, proceeding, audit, investigation or claim pending or, to the knowledge of Sellers, threatened in respect of any Taxes for which Sellers are liable, nor has any deficiency or claim for any such Taxes been proposed, asserted or, to the knowledge of Sellers, threatened.

     3.17.     Employee Benefit Plans.

          3.17(a)   Schedule 3.17 sets forth and describes all
Plans and Benefit Arrangements in which any current, former or retired employee of the Sellers participates (collectively, "Station Employee Benefit Plans"). The Station Employee Benefit Plans (except for any employment Contracts marked with a dagger on Schedule 3.17) shall not become plans of Buyer, nor shall Buyer have any liability or obligation under any Station Employee Benefit Plan.

          3.17(b)   There are no unpaid fees, penalties, interest
or assessments due from Sellers with respect to Station Employee
Benefit Plans that are an Encumbrance on any Asset (other than any Excluded Asset).

     3.18.     Labor Relations.

          3.18(a)   Except as set forth on Schedule 3.7, there are
no strikes, work stoppages, grievance proceedings, union organization efforts pending or, to the knowledge of Sellers, threatened between Sellers and (i) their current or former employees or agents, or (ii) any union or collective bargaining unit representing such employees. Sellers are in compliance in all material respects with all applicable laws and regulations relating to employment at the Stations including, without limitation, provisions relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, unemployment compensation, and worker's compensation. Except as set forth in Schedule 3.17 hereto, there are no collective bargaining agreements, employment agreements between Sellers and their employees not terminable at will or professional service contracts not terminable at will relating to the Stations or the business and operations thereof other than (solely as of the date hereof and not subsequently) Contracts which require payments, individually, of less than Twelve Thousand Dollars ($12,000) and, in the aggregate together with the Station Contracts not included in Schedule 2.1(e), of less than Two Hundred and Fifty Thousand Dollars ($250,000). The consummation of the transactions contemplated hereby will not cause Buyer to incur or suffer any liability relating to, or obligation to pay, severance, termination, or other payments to any person or entity. Except as set forth in Schedule 3.17 hereto, no employee of Sellers has any contractual right to continued employment by Sellers following consummation of the transactions contemplated by this Agreement.

          3.18(b)   Sellers have provided a true and complete list
dated as of April 15, 1996, of all Station employees of Sellers and for each employee his or her respective position, title, salary and date of hire. Prior to the date ten (10) business days following the date hereof, Sellers will provide a true and complete list of the accrued vacation, sick days, and date of last review for each employee. Such list shall be dated as of a date not earlier than the date referred to in the first sentence of this Section 3.18(b).

     3.19.     Environmental Matters.

          3.19(a)   To the best of the knowledge of RSM and the
station manager of each Station, there are no pending or threatened actions, suits, claims, legal proceedings or other proceedings based on, and Sellers have not received any notice of any complaint, order, directive, citation, notice of responsibility, notice of potential responsibility, or information request from any Governmental Authority arising out of or attributable to: (i) the presence at any part of the Real Property of Hazardous Materials;
(ii) the release or threatened release into the environment from the Real Property (including, without limitation, into any storm drain, sewer, septic system or publicly owned treatment works) of any Hazardous Materials; (iii) the off-site disposal of Hazardous Materials originating on or from the Real Property or the businesses or Assets of Sellers; (iv) any facility operations or procedures of Sellers which do not conform to requirements of the Environmental Laws; or (v) any violation of Environmental Laws at any part of the Real Property or otherwise arising from any Sellers' activities involving Hazardous Materials.

          3.19(b)   Except as set forth in the Phase I
environmental studies prepared in May, 1996, by Dames & Moore, Inc. with respect to certain of the Real Property (the "Dames & Moore Report") or on Schedule 3.19, to the best of the knowledge of RSM and the station manager of each Station, the Real Property contains no underground storage tanks, or underground piping associated with such tanks, used currently or in the past for Hazardous Materials.

          3.19(c)   To the best of the knowledge of RSM and the
station manager of each Station, the Dames & Moore Report and
Schedule 3.19 contain accurate and complete information pertaining to all environmental assessments performed by or on behalf of any of the Sellers with respect to any of the Real Property.

          3.19(d)   Except as set forth in the Dames & Moore
Report, to the best of the knowledge of RSM and the station manager of each Station, Sellers have been duly issued, and currently have and will maintain through the Closing Date, all permits, licenses, certificates, and approvals required under any Environmental Law.
A true and complete list of all such permits, licenses, certificates and approvals, all of which are valid and in full force and effect, is set out in the Dames & Moore Report or in
Schedule 3.19.

          3.19(e)   Other than in compliance with the
Communications Act, the operation of the Stations does not cause or result in exposure of workers or the general public to levels of radio frequency radiation in excess of the "Radio Frequency Protection Guides" recommended in "American National Standard Safety Levels with Respect to Human Exposure to Radio Frequency Electromagnetic Fields 300 kHz to 100 gHz" (ANSI C95.1-1982), issued by the American National Standards Institute. Renewal of the FCC Licenses would not constitute a "major action" within the meaning of Section 1.1301, et seq., of the FCC's rules.

     3.20.     Shared Assets or Operations.

          Except as set forth on Schedule 3.20, the Sellers do not share, exchange or use any assets or personnel (or any costs or expenses associated therewith) used in connection with the business and operations of any Station with any entity controlling, controlled by or under common control with any Seller which is not also a Seller.

     3.21.     Insurance.

          Schedule 3.21 contains a list of all policies of title, property, fire, casualty, liability, life, workmen's compensation, libel and slander, and other forms of insurance of any kind relating to the Assets (other than the Excluded Assets) or the business and operations of the Stations and owned or held by Sellers or any of them. All such policies are in full force and effect.

     3.22.     Disclosure.
          The representations and warranties of Sellers in this Agreement and the other information furnished by Sellers to Buyer in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, do not contain any untrue statement of a material fact or omit to state a material fact required to be stated in order to make such information not misleading. Except for facts affecting the radio industry generally, there is no fact known to Sellers which materially adversely affects the condition of the Assets, the status of the FCC Licenses or the ownership, operation or financial condition of any Station which has not been disclosed to Buyer in this Agreement or in such other information.


                           ARTICLE 4.
             REPRESENTATIONS AND WARRANTIES BY BUYER


          Buyer represents, warrants and covenants to Sellers as follows:

     4.1. Organization and Standing.

          Each of CCR and CCRL is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has all requisite power and authority to carry on its business as now being conducted. Each of CCR and CCRL has all requisite power and authority to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby. A certified copy of each Buyer's certificate of incorporation has been delivered to Sellers, is complete and correct, and no amendments have been made thereto or have been authorized since the date thereof.

     4.2. Authorization.

          The execution, delivery and performance of this Agreement and the agreements contemplated herein, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary actions of each of CCR and CCRL (none of which actions has been modified or rescinded and all of which actions are in full force and effect). This Agreement constitutes, and upon execution and delivery each other Buyer Document will constitute, a valid and binding agreement and obligation of each Buyer, enforceable in accordance with their respective terms. Except for the filings referred to in Section
5.1 and Section 5.2, the execution, delivery and performance by each Buyer of this Agreement and the other Buyer Documents will not require the consent, approval or authorization of any person, entity or Governmental Authority.

     4.3. Compliance with Laws.
          Buyer has complied and is in compliance in all material respects with all laws and regulations applicable to Buyer, its business and operations. As of the Closing Date, Buyer shall have obtained and shall hold all permits, licenses and approvals (none of which will have been modified or rescinded and all of which shall be in full force and effect) from all Governmental Authorities necessary in order to conduct the operations of the Stations as presently conducted and to own, use and maintain the Assets.

     4.4. Qualification of Buyer.

          With the exception of the Market Rule Waiver and a market rule waiver with respect to the acquisition of KJMS(FM) and KWAM(AM), Memphis, Tennessee, Buyer knows of no facts or circumstances which would cause it not to meet any qualification to be the assignee of the FCC Licenses or which Buyer believes will delay a routine grant of the Assignment Applications. To the best knowledge of Buyer, except if the Commission does not grant the Market Rule Waiver, it will not be necessary for Buyer or any person controlling, controlled by or under common control with Buyer to sell, dispose of or surrender any FCC license held by Buyer or any such person with respect to any broadcast properties, or any other properties or businesses of Buyer or such other person, as may be required under the laws, rules, regulations and policies of the FCC in order to consummate the sale and purchase of the Assets contemplated by this Agreement.

     4.5. Absence of Litigation.

          Except as set forth and described in Schedule 4.5 there is no action, suit, investigation, claim, arbitration or litigation pending or, to Buyer's knowledge, threatened against, affecting or involving the transactions contemplated by this Agreement or any other Buyer Document, at law or in equity, or before or by any court, arbitrator or Governmental Authority, and the Buyer is not operating under or subject to an order, award, judgment, writ, decree, determination or injunction of any court, arbitrator or Governmental Authority which would affect any such transactions.

     4.6  Disclosure.

          The representations and warranties of Buyer in this Agreement and the other information furnished by Buyer to Sellers in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, do not contain any untrue statement of a material fact or omit to state a material fact required to be stated in order to make such information not misleading.

     4.7  Bankruptcy.

          Neither Buyer nor CCC is subject to any case under the Bankruptcy Code, Title 11 of the United States Code, or any other bankruptcy arrangement, reorganization, receivership, custodianship or similar proceeding under any federal, state or foreign law with respect to itself or any material portion of its property.

     4.8  Financial Capacity.

          Buyer will by each Closing have the financial capacity to perform all of its obligations under this Agreement with respect to such Closing, including without limitation the payment of the Purchase Price payable in connection therewith.


                           ARTICLE 5.
                       PRE-CLOSING FILINGS


     5.1. Applications for FCC Consent.

          As promptly as practicable and no later than three (3) business days following the execution of this Agreement, the Licensees and Buyer shall jointly file one or more applications with the FCC requesting its consent to the assignment of the FCC Licenses for the Stations from Licensees to Buyer and requesting the Market Rule Waiver (the "Assignment Applications"). The Licensees and Buyer will diligently take, or fully cooperate in the taking of, all necessary and proper steps, and provide any additional information reasonably requested in order to obtain promptly the requested consent and approval of the Assignment Applications by the FCC. The Buyer will use its reasonable commercial efforts to obtain the Market Rule Waiver. Notwithstanding anything in this Agreement to the contrary, if the Closing occurs before the FCC Order becomes a Final Order, this
Section 5.1 shall survive the Closing until the FCC Order becomes a Final Order. No assignment of the FCC Licenses shall occur without the prior written consent of the FCC.

     5.2. Hart-Scott-Rodino.

          As promptly as practicable and no later than five (5) days following the execution of this Agreement, Sellers and Buyers shall complete any filing that may be required pursuant to Hart-Scott-Rodino (each an "HSR Filing"), or shall mutually agree that no such filing is required. Sellers and Buyer shall diligently take, or fully cooperate in the taking of, all necessary and proper steps, and provide any additional information reasonably requested in order to comply with, the requirements of such Act.

     5.3. Sharing Information.

          Each party hereto shall as promptly as possible, and in any event within two (2) business days, inform the other of any material communications between such party and the Federal Trade Commission, the Department of Justice, the Federal Communications Commission or any other Governmental Authority regarding this Agreement or the transactions contemplated hereby. If any party receives a request for additional information or documentary material from any such Governmental Authority, then such party shall endeavor in good faith to make, or cause to be made, as promptly as practicable and after consultation with the other parties, an appropriate response to such request.

     5.4  Pending Renewals.

          In the event at the Closing one or more applications for renewal of any of the FCC Licenses remains pending or any order of the FCC granting such an application for renewal of a FCC License has not become a Final Order, each party hereto agrees to abide by the procedures established in Stockholders of CBS, Inc., FCC 95-469 (rel. Nov. 22, 1995) Paragraphs 34-35, for processing applications for transfer of control of a licensee during the pendency of an application for renewal of a station license. Without limiting the generality of the foregoing, the Sellers agree to use their reasonable commercial efforts to cooperate with Buyer with the prosecution of any such application for renewal of a FCC License, and Buyer agrees that any interest it may acquire in such license at Closing is subject to whatever action the FCC may ultimately take with respect to the renewal application. Notwithstanding anything in this Agreement to the contrary, this Section 5.4 shall survive the Closing until any order issued by the FCC with respect to a renewal application pending, or granted but not yet final, as of the Closing becomes a Final Order.


                           ARTICLE 6.
               COVENANTS AND AGREEMENTS OF SELLERS


          Subject to Section 8.1 below, Sellers covenant and agree with Buyer as follows:

     6.1. Negative Covenants.

          Pending and prior to the Closing, Sellers will not, without the prior written consent or approval of Buyer, which shall not be unreasonably withheld, do or agree to do any of the following, as such actions relate to any of the Stations:

          6.1(a)    Dispositions: Mergers.  Sell, assign, lease or
otherwise transfer or dispose of any of the Assets; or merge or consolidate with or into any other entity or enter into any Contracts relating thereto; provided, however, that Sellers may sell, assign, lease or otherwise transfer or dispose of any Asset in the Ordinary Course of Business.

          6.1(b)    Accounting Principles and Practices.  Change or
modify any of Sellers' accounting principles or practices or any method of applying such principles or practices.

          6.1(c)    Additional Agreements.  Acquire or enter into
any new Additional Agreements or renew, extend, amend, alter, modify or otherwise change any existing Station Contract, except
(i) in the Ordinary Course of Business and (ii) as permitted by
Section 6.1(e).

          6.1(d)    Contract Breaches.  Do or omit to do any act
(or permit such action or omission) which will cause a material breach of any Station Contract or any other Contract to which Sellers are a party or by which Sellers are bound.

          6.1(e)    Employee Matters.  Except in the Ordinary
Course of Business or as required by law, (i) enter into, become subject to or amend or modify any existing employment, labor, union, or professional service Contract not terminable at will, or any bonus, pension, insurance, profit sharing. incentive, deferred compensation, severance pay, retirement, hospitalization, employee benefit, or other similar plan, other than the Station Employee Benefit Plans, except Sellers may (x) renew existing employment contracts for air personalities at the Stations ("Talent Contracts"), or enter into new Talent Contracts for individuals hired to replace any existing air personalities who are currently under contract with the Stations so long as any such renewed or new Talent Contracts are entered into in the Ordinary Course of Business and (y) accelerate the payment of the maximum eligible bonuses under employee incentive bonus plans set forth in
Schedule 3.17; or (ii) increase the compensation payable or to become payable to any employee, or pay or arrange to pay any bonus payment to any employee. All new employment, labor, union and professional service Contracts shall be terminable at the Closing. Notwithstanding the foregoing, Sellers may pay their employees prior to Closing a ratable portion of the bonuses that would normally be paid following the end of Sellers' fiscal year, provided, however, that Sellers shall inform Buyer of any such payments at Closing and provided further that Sellers shall not receive any proration or other adjustment to the Purchase Price as the result of any such payments.

          6.1(f)    Actions Affecting FCC Licenses or Contracts.
Take any action which jeopardizes the validity or enforceability of or rights under the FCC Licenses, or take any action under any Station Contract which would have a Material Adverse Effect.

          6.1(g)    Accounts.  Accelerate the collection of
Accounts Receivable, or decelerate the payment of accounts payable, except in order to conform with Sellers' past business practices or in accordance with the policies described in Schedule 6.1(g).

     6.2. Affirmative Covenants.

          Pending and prior to the Closing Date, Sellers will:

          6.2(a)    Preserve Existence.  Preserve their respective
existences as general partnerships and keep their business organizations intact, maintain their existing franchises and licenses in accordance with this Agreement, use their reasonable commercial efforts to preserve for Buyer their relationships with suppliers, customers, employees and others with whom they have business relationships.

          6.2(b)    Normal Operations.  Subject to the terms and
conditions of this Agreement (including, without limitation, Section 6.1) (i) carry on the businesses and activities of the Stations, including without limitation, the sale of advertising time and scheduling of programming, in the Ordinary Course of Business; (ii) pay or otherwise satisfy all obligations (cash and barter) of the Stations as they come due and payable; (iii) maintain all Assets in customary repair, order and condition; and
(iv) maintain their books of account, records, and files in substantially the same manner as heretofore.

          6.2(c)    FCC Matters.  (i) Maintain the validity of the
FCC Licenses, and comply in all material respects with all requirements of the FCC Licenses and the rules and regulations of the FCC; and (ii) deliver to Buyer, within ten (10) business days after filing, copies of any reports, applications or responses to the FCC related to any of the Stations that are filed between the date of this Agreement and the Closing Date.

          6.2(d)    Taxes.  Pay or discharge when due and payable
all Taxes payable by Sellers.

          6.2(e)    Actions.  Take all actions under the applicable
laws and regulations of any state having jurisdiction over Sellers necessary to effectuate the transactions contemplated by this Agreement and by the other Seller Documents.

          6.2(f)    Transfer Tax: Bulk Sales.  Take all necessary
action to provide for the payment of all applicable state sales, transfer or use taxes, and to comply with all applicable bulk transfer and similar laws, in connection with the transactions contemplated by this Agreement and the other Seller Documents.

          6.2(g)    Access.  Sellers shall (i) give to Buyer and
Buyer's authorized representatives access upon reasonable prior notice to Mr. George Sosson during normal business hours to Sellers' properties, books, records, Contracts, commitments, facilities, premises, and equipment and to Sellers' respective directors, officers and employees, agents and representatives (including, without limitation, the independent accountants of Sellers), (ii) cause Sellers' outside accountants to cooperate with Buyer's authorized representatives and make available to such representatives work papers relating to the Stations maintained by such accountants, and (iii) on two business days prior notice to Mr. George Sosson or his designee permit Buyer and Buyer's consulting engineers and independent contractors, at Buyer's expense, to conduct engineering and other inspections of the Stations and the Assets, provided that all access under subparagraphs (i), (ii) and (iii) shall be upon reasonable prior notice and in a manner that will not interfere with any of the Stations' operations.

          6.2(h) Other Information. Provide to Buyer within ten business days of the date of this Agreement, (i) updated Schedules 2.1(e), 3.17, and 3.19, if necessary, including an updated Schedule 2.1(e) which indicates with an asterisk all Contracts requiring third party consent to assignment; (ii) as of a date no later than the date three (3) days prior to Closing, a further updated
Schedule 2.1(e); and (iii) all such other information and copies of documents concerning Sellers, the operation of the Stations and the Assets, (other than the Excluded Assets) and Sellers' customers and suppliers, as Buyer may reasonably request. From and after the date of any update of Schedules 2.1(e), 3.17 and 3.19 in accordance with the foregoing, each such Schedule shall include all of the information provided in such update.

          6.2(i)    Insurance.  Maintain in full force and effect
all of their existing casualty, liability, and other insurance through the day following the Closing Date in amounts not less than those in effect on the date hereof.

          6.2(j)    Financial Statements.  Provide Buyer with
copies of the regular monthly internal operating statements of cash flow for each of the Stations substantially in the form currently generated employing the principles currently used for such statements for April, 1996 and for each month thereafter, within thirty (30) days after the end of each such month.

          6.2(k) Violations. Upon receiving notice or otherwise becoming aware of any violation relating to the FCC Licenses, any violation by any of the Stations of any rules and regulations of the FCC, or any material violations under any other applicable laws and regulations, promptly notify Buyer and, at Sellers' expense, use reasonable commercial efforts to cure all such violations prior to the Closing Date.

          6.2(l)    Interruption in Broadcast Operations.  Promptly
notify Buyer in writing if any of the Stations ceases to broadcast at its authorized power for more than 48 consecutive hours. Such notice shall specify the reason or reasons for such cessation and the corrective measures taken or to be taken by Sellers.

          6.2(m) Environmental Matters. (i) Promptly furnish to Buyer written notice of any discharge of any Hazardous Materials or of any actions or notices described in Section 3.19; (ii) use reasonable commercial efforts to obtain and supply Buyer with information regarding the disposal of PCBs from Reggio, Louisiana; Oklahoma City, Oklahoma; and Columbia, Leesburg and Wedgefield, SC (the "SC Sites"), all as described in the Dames & Moore Report; and
(iii) use reasonable commercial efforts to remove and properly dispose of the debris on the Holyoke, MA and the SC Sites described in the Dames & Moore Report.

          6.2(n)    Consents.  Use reasonable commercial efforts
(which shall not require the payment of any fee not provided for in the relevant Station Contract) to obtain the third party consents required to assign to Buyer the Contracts relating to the Real Property on Schedule 2.1(b), the employment Contracts marked with a dagger on Schedule 3.17 and those Station Contracts on Schedule 2.1(e) which are marked with one or more asterisks.

          6.2(o)    Title Policies and Survey.  Sellers acknowledge
that Buyer has not received all of the Title Policies, has only received the remainder of the Title Policies and Surveys on the date of this Agreement, and has not had the opportunity to review any of the underlying documents. Accordingly, Sellers agree to deliver to Buyer complete Title Policies within ten business days of the date hereof and that Sellers will use reasonable commercial efforts to provide any of the underlying documents in the possession of Sellers and to satisfy any reasonable concerns of Buyer with respect to any matters disclosed by such Policies and documentation.

     6.3. Confidentiality.

          Sellers shall, at all times prior to the final Closing Date hereunder, maintain strict confidentiality with respect to all documents and information furnished to Sellers by or on behalf of Buyer and shall keep confidential the fact of and contents of this Agreement until the filing of the Assignment Applications. Nothing shall be deemed to be confidential information that: (a) is known to Sellers at the time of its disclosure to Sellers; (b) becomes publicly known or available other than through disclosure by Sellers; (c) is received by Sellers from a third party not actually known by Sellers to be bound by a confidentiality agreement with or obligation to Buyer; or (d) is independently developed by Sellers. Notwithstanding the foregoing provisions of this Section 6.3, Sellers may disclose such confidential information (x) to the extent required or deemed advisable to comply with applicable laws and regulations, (y) to its partners, officers, directors, employees, representatives, financial advisors, attorneys, accountants, and agents with respect to the transactions contemplated hereby (so long as such parties are informed of the confidentiality of such information), and (z) to any Governmental Authority in connection with the transactions contemplated hereby. In the event this Agreement is terminated, Sellers will return to Buyer all confidential information prepared or furnished by Buyer relating to the transactions contemplated hereunder, whether obtained before or after the execution of this Agreement.

     6.4. Employees.

          For a period commencing upon the execution of this Agreement and ending twelve (12) months following the Closing Date, Sellers and RSM will not, without the prior written approval of Buyer, offer employment elsewhere than at the Stations to any employees of Sellers who Buyer has expressed an intent to employ or who are in fact employed by Buyer.

     6.5. Joint Liability.

          Sellers covenant and agree that any claim of Buyer arising under this Agreement or under any other Seller Document may be asserted against any of the Sellers, and Sellers shall be jointly and severally liable under this Agreement and the other Seller Documents for any default in the performance of obligations of Sellers hereunder or under any other Seller Documents, or for any breach by Sellers of any representation, warranty, covenant or agreement contained in this Agreement or the other Seller Documents.


                           ARTICLE 7.
                COVENANTS AND AGREEMENTS OF BUYER


          Buyer covenants and agrees with Sellers as follows:

     7.1. Confidentiality.

          Buyer shall, at all times prior to the Closing, comply with the Confidentiality Agreement dated October 12, 1995 between CCC and certain partners of REP (the "Confidentiality Agreement"). The Confidentiality Agreement shall be deemed terminated as of the final Closing Date hereunder.

     7.2. Actions.

          Prior to the Closing, Buyer shall take all action under the applicable laws and regulations of any state having jurisdiction over Buyer necessary to effectuate the transactions contemplated by this Agreement and the other Buyer Documents.

     7.3. Access.

          Buyer agrees to (i) hold all of the books and records of the Stations existing on the Closing Date for a period of five (5) years from the Closing Date, and (ii) give Sellers and Sellers' authorized representatives full and complete access upon reasonable notice during normal business hours to such books and records of the Stations existing on the Closing Date.

     7.4  Notice of Certain Events

          Buyer agrees to promptly notify Sellers of any fact or circumstance of which Buyer becomes aware after the date of this Agreement which would cause it not to meet any qualification to be the assignee of the FCC Licenses or which it believes may delay a routine grant of the Assignment Applications. Buyer will use its reasonable commercial efforts to remedy such fact or circumstance. Buyer will not take any action that Buyer knows, or has reason to believe, would result in the occurrence of any such fact or circumstance; provided, however, that nothing contained in this
Section 7.4 shall prevent Buyer from seeking the FCC's consent to acquire KJMS(FM) and KWAM(AM), Memphis, Tennessee, at any time; or from seeking the FCC's consent to acquire any other radio or television station(s) after the date hereof so long as Buyer uses reasonable commercial efforts (which shall in no event be deemed to require any sale, disposal of or surrender of any FCC license held by Buyer or the withdrawal of any application to the FCC) to avoid any delay of the grant of the Assignment Applications including by advising the FCC that acquisition of the FCC Licenses contemplated herein shall take priority over the acquisition of such other radio or television station(s).


                           ARTICLE 8.
               MUTUAL COVENANTS AND UNDERSTANDINGS
                      OF SELLERS AND BUYER


     8.1. Possession and Control.

          Notwithstanding any other provision of any Seller or Buyer Document, between the date hereof and the Closing Date, Buyer shall not directly or indirectly control, supervise or direct, or attempt to control, supervise or direct, the business and operations of any of the Stations, and such operation, including complete control and supervision of all programming, finances and employment shall be the sole responsibility of Sellers; provided, however, that Buyer shall be entitled to inspect the Assets as provided in Section 6.2(g). On and after the Closing Date, Sellers shall have no control over, or right to intervene, supervise, direct or participate in, the business and operations of the Stations.
     8.2. Risk of Loss.

          8.2(a)    The risk of loss or damage by fire or other
casualty or cause to the Assets until the Closing Date shall be upon Sellers. In the event of such loss or damage prior to the Closing Date, Sellers shall use reasonable commercial efforts to restore, replace or repair the damaged Assets in accordance with Sellers' past practices at Sellers' sole cost and expense. In the event such loss or damage shall not be restored, replaced, or repaired as of the Closing Date, Buyer shall, at its option, either:

               (i) proceed with the Closing and receive at Closing a reduction of the Purchase Price in an amount which, net of any insurance proceeds paid by Sellers to Buyer, or the value of any rights to receive insurance proceeds which are assigned by Sellers to Buyer, is sufficient to pay for such restoration, replacement or repair, provided, however, that no adjustment shall be made for any uninsured loss of less than $100,000; or

               (ii) if the cost of such restoration, replacement or repair, net of such insurance proceeds paid or assigned to Buyer, exceeds Five Million Dollars ($5,000,000), at its option by written notice to Sellers, terminate this Agreement with respect to the Group in which the Station or Stations subject to such loss or damage is included; or

               (iii) defer the Closing Date until such restorations, replacements or repairs are made (provided that if such restoration, replacement or repairs are not completed within thirty (30) days after the original Closing Date, Buyer shall have the additional right to proceed under clause (i) or clause (ii) of this Section 8.2(a)).

          8.2(b)    In the event that any loss or damage described
in Section 8.2(a) shall not be restored, replaced or repaired as of the Closing Date, Sellers may defer the Closing Date until such restorations, replacements or repairs are made, so long as such restorations, replacements or repairs are made within thirty (30) days after the date the Closing would have occurred in the absence of such loss or damage.

          8.2(c)    If any event occurs which prevents the
broadcast transmission of any of the Stations with substantially full licensed power and antenna height as described in the applicable FCC License in the manner that such Station has heretofore been operating, and (i) such Station is not restored so that operation is resumed (a) at some level of power within five
(5) days of such event, or, in the case of more than one event, the aggregate number of days preceding such restorations from all such events exceeds ten (10) days and (b) with substantially full licensed power and antenna height as described in the applicable FCC License within thirty (30) days or (ii) if such Station is off the air more than four (4) times for a period, in each case exceeding four (4) hours (other than for regularly scheduled maintenance and repairs during the hours from midnight to 5 A.M.), in the case of either (i) or (ii), Sellers agree to give prompt written notice to Buyer, and Buyer shall have the right, by giving written notice to Sellers of its election to do so, exercisable within five (5) business days of receipt of such written notice from Sellers, to terminate this Agreement with respect to the Group in which such Station is included.

          8.2(d)    If this Agreement is terminated in accordance
with this Section 8.2, the Pre-Closing Deposit together with accrued interest thereon (or in the case of any partial termination, the portion of such Pre-Closing Deposit allocable to any Group with respect to which this Agreement is terminated, determined in accordance with Schedule 15.2) shall be returned to Buyer. In the case of any termination of this Agreement in its entirety pursuant to this Section 8.2, upon such payment of the Pre-Closing Deposit, no party to this Agreement shall have any liability to any other party to this Agreement, and this Agreement in its entirety, except for the provisions set forth in Section
13.2 (which shall survive such termination), shall be deemed null, void and of no further force and effect

     8.3. Allocation of Purchase Price.

          Buyer and Sellers will allocate the Purchase Price in accordance with the respective fair market values of the Assets and the goodwill being purchased and sold in accordance with the requirements of Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"). A preliminary allocation shall be prepared by Sellers and the final allocation shall be determined by mutual agreement of the parties prior to the Closing. Buyer and Sellers further agree to file their respective federal income tax returns and other tax returns in a manner consistent with such final allocation.

     8.4. Public Announcements.

          Sellers and Buyer shall consult with each other before issuing an initial press release or otherwise making any initial public statements with respect to this Agreement or the transactions contemplated herein and shall not issue any such press release or make any such public statement without the prior written consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consultation with or written consent of the other party, issue such press release or make such public statement as may be required by Law or any listing agreement with a national securities exchange to which Sellers or Buyer (or any affiliate of Sellers or Buyer) is a party if it has used all reasonable efforts to consult with the other party and to obtain such party's consent but has been unable to do so in a timely manner.

     8.5. Employee Matters.

          8.5(a)    All employees of the Stations shall be and
remain Sellers' employees until the Closing Date, with Sellers having full authority and control over their actions, and Buyer shall not assume the status of an employer or a joint employer of, or incur or be subject to any liability or obligations of an employer with respect to, any such employees unless and until actually hired by Buyer. Sellers shall be solely responsible for any and all liabilities and obligations Sellers may have to the employees of the Stations, including, without limitation, compensation, severance pay, incentive bonuses, health expenses, and accrued vacation time and sick leave relating to periods prior to the Closing Date. Sellers shall comply with the provisions of the Worker Adjustment and Retraining and Notification Act (the "WARN Act") and similar laws and regulations, if applicable, and shall be solely responsible for any and all liabilities, penalties, fines, or other sanctions that may be assessed or otherwise due under such applicable laws and regulations on account of the dismissal or termination of any of the employees of any of the Stations by Sellers. Effective on the Closing Date, the employment of all persons employed by Sellers other than persons party to the employment Contracts marked with a dagger on Schedule 3.17 shall be terminated by Sellers.

          8.5(b)    Buyer shall have the right, but not the
obligation, at any time prior to or after the Closing Date to offer employment to the employees of the Stations on terms and conditions determined by Buyer. Buyer shall employ at least that proportion of the employees of each Station as shall be necessary to prevent a "mass layoff" or a "plant closing" as such terms are defined in the WARN Act.

          8.5(c)    Sellers will be solely responsible for
providing, at their cost, all medical, life and other insurance coverage and benefits, and disability benefits to which any employee of Sellers who retired or was terminated from service with Sellers prior to the Closing Date or who was disabled prior to the Closing Date is entitled under the Station Employee Benefit Plans or applicable law.


                           ARTICLE 9.
                     CONDITIONS PRECEDENT TO
                   BUYER'S OBLIGATION TO CLOSE


          The obligations of Buyer to purchase the Assets and to proceed with the Closing are subject to the satisfaction (or waiver in writing by Buyer) at or prior to the Closing of each of the following conditions:

     9.1. Representations and Covenants.

          (a) The representations and warranties of Sellers made in this Agreement or in any other Seller Document (i) shall have been true and correct when made, and (ii) shall be true and correct on the Closing Date as though such representations and warranties were made on and as of the Closing Date except (x) with respect to changes occurring as a result of actions permitted by this Agreement which are reflected on updated Schedules (subject to the limitation in Section 3.13 relating to Schedules 2.1(e) and 3.17) delivered at the Closing and (y) matters described in (I) Section
3.7 which are not described in Section 9.7 or (II) Section 3.3 and 3.4(b), and which in either case do not have a Material Adverse Effect; and (b) Sellers shall have performed and complied with all covenants and agreements required by this Agreement or any other Seller Document to be performed or complied with by Sellers prior to the Closing.

     9.2. Consents.

          Sellers shall have obtained prior to the Closing Date all consents, authorizations or approvals necessary to effect valid assignments to Buyer of the Contracts relating to Real Property marked with two asterisks on Schedule 2.1(b) and those Station Contracts on Schedule 2.1(e) which are marked with two asterisks and all other consents necessary (which shall not be deemed to include consents to Contracts listed on the Schedules and not so marked) to consummate the transactions contemplated hereby (except for the FCC Order, which shall be governed by Section 9.4 and except for any HSR filing, which shall be governed by Section 9.8), each of which consents, authorizations and approvals shall be in form and substance reasonably satisfactory to Buyer.

     9.3. Delivery of Documents.

          Sellers shall have delivered to Buyer the Seller
Documents required to be delivered by Sellers to Buyer pursuant to
Section 11.2.

     9.4. FCC Order.

          The FCC Order shall have become a Final Order.

     9.5. Financial Statements.

          Sellers shall have provided Buyer with the financial statements referred to in Sections 2.6(b) and 6.2(j).

     9.6. REP Letter.

          Sellers shall have provided Buyer with the duly executed
REP Letter.

     9.7. Legal Proceedings.

          No action or proceeding by or before any Governmental Authority shall have been instituted or threatened (and not subsequently dismissed, settled or otherwise terminated) which restrains, prohibits or invalidates the transactions contemplated by this Agreement or any other Seller Document or prevents, limits, restricts or impairs the ownership, use or operation of the Assets or the Stations by Buyer, other than an action or proceeding instituted or threatened by Buyer.

     9.8. Hart-Scott-Rodino.

          All applicable waiting periods under Hart-Scott-Rodino shall have expired or terminated.


                           ARTICLE 10.
                     CONDITIONS PRECEDENT TO
                  SELLERS' OBLIGATION TO CLOSE


          The obligations of Sellers to sell, transfer, convey and deliver the Assets (other than the Excluded Assets) and to proceed with the Closing are subject to the satisfaction (or waiver in writing by Sellers) at or prior to the Closing of each of the following conditions:

     10.1.     Representations and Covenants.

          (a) The representations and warranties of Buyer made in this Agreement or in any other Buyer Document shall have been true and correct when made, and shall be true and correct on the Closing Date as though such representations and warranties were made on and as of the Closing Date; and (b) Buyer shall have performed and complied with all covenants and agreements required to be performed or complied with by Buyer prior to the Closing.

     10.2.     Delivery by Buyer.

          Buyer shall have delivered to Sellers the Purchase Price and all Buyer Documents required to be delivered by Buyer to Sellers pursuant to Section 11.3.

     10.3.     FCC Order.

          The FCC Order shall have been issued.

     10.4.     Legal Proceedings.

          No action or proceeding by or before any Governmental Authority shall have been instituted or threatened (and not subsequently dismissed, settled, or otherwise terminated) that restrains, prohibits, or invalidates the transactions contemplated by this Agreement, other than an action or proceeding instituted or threatened by Sellers.

     10.5.     Hart-Scott-Rodino.

          All applicable waiting periods under Hart-Scott-Rodino shall have expired or terminated.


                           ARTICLE 11.
                           THE CLOSING


     11.1.     Closing.

          The Closing Date shall be the tenth (10th) business day after the date on which the FCC Order is issued with respect to the Stations, provided, however, that at the option of Buyer the Closing Date shall be delayed to any date up to the fifth (5th) business day after the date on which the FCC Order becomes a Final Order, and provided further that (i) subject to the provisions of
Section 13.1(b), if one or more conditions to the obligations of Sellers or Buyer is not satisfied by such date, the party benefitting from such condition may elect, in its sole discretion, one or more postponements of the Closing Date for the purpose of enabling such condition to be satisfied; and (ii) upon written agreement of the parties hereto, the Closing may be postponed to a future date. The Closing shall be held at such time of day and place or places as the parties may agree.

     11.2.     Delivery by Sellers.

          At or before the Closing, Sellers shall deliver to Buyer the following:

          11.2(a)   Contracts, Agreements and Instruments.  The
following Seller Documents dated as of the Closing Date and duly executed by Sellers, in form and substance satisfactory to counsel to Buyer and sufficient to transfer and convey to Buyer all of Sellers' right, title and interest (of the quality required in this Agreement) in and to the Assets other than the Excluded Assets:

                (i)           the Assignment of Leases;

                (ii)          the Bill of Sale;

                (iii)         the Assignment of FCC Licenses;

                (iv)          the Assignment of Contracts;

                (v)           the Assumption Agreement;

                (vi)          the Deeds;

                (vii) certificates of title with respect to the motor vehicles listed on Schedule 2.1(g) or if any such motor vehicles are leased by Sellers, an assignment of such lease; and

                (viii) all such other general instruments of transfer, assignment and conveyance, general warranty deeds, certificates of title, assignments, estoppel certificates for leased Real Property, evidences of consent or waiver, and other instruments or documents in form and substance satisfactory to Buyer, as shall be necessary to evidence the sale, assignment, transfer and conveyance of the Assets other than the Excluded Assets to Buyer in accordance with this Agreement.

          11.2(b)   Consents.  Originals of all consents necessary
to effect valid assignments to Buyer of all of the Contracts listed on Schedule 2.1(b) which are marked with two asterisks and on
Schedule 2.1(e) which are marked with two asterisks and any other consents Sellers have been able to obtain.

          11.2(c)   UCC Report.  A report dated not more than ten
(10) days prior to the Closing Date of the appropriate filing officers in the jurisdictions specified in Schedule 11.2(c) evidencing no judgments, financing statements, tax liens, mechanics', materialmen's or other statutory liens on file with respect to the Assets, and, if such report evidences that judgments, financing statements, tax liens, mechanics', materialmen's or other statutory liens are on file with respect to any of the Assets, a termination statement or other appropriate document signed by the secured party or lienholder evidencing the release or termination of such financing statement or such lien or a pay-off letter from such secured party or lienholder indicating that such party or lienholder will provide such release or termination statement upon receipt of payment from the proceeds of the sale contemplated herein.
          11.2(d)   Certified Resolutions.  A copy of (i) the
consents of the partners of Sellers and the resolutions of the Board of Directors of RSM, certified as being correct and complete and then in full force and effect, authorizing the execution, delivery and performance of the Seller Documents, and the consummation of the transactions contemplated thereby, (ii) a copy of the general partnership agreement for each Seller, each certified by a duly authorized officer of the managing partner of each Seller as being true, correct and complete as of the Closing Date, and (iii) a copy of the Articles of Incorporation and Bylaws of RSM, certified by a duly authorized officer of RSM as being true, correct and complete as of the Closing Date.

          11.2(e)   Officers' Certificates.

               (i) A certificate of each Seller signed by a duly authorized officer of the managing partner of such Seller certifying that the representations and warranties of such Seller made herein and in the other Seller Documents were true and correct as of the date of this Agreement and that such representations and warranties and the representations and warranties in the other Seller Documents are true and correct as of the Closing Date, and that such Seller has performed and complied with all covenants and agreements required to be performed or complied with by such Seller on or prior to the Closing; and

               (ii) A certificate signed by a duly authorized officer of the managing partner of each Seller as to the incumbency of the officers of such managing partner executing any Seller
Document on behalf of such Seller.

          11.2(f)   Sellers' IRS Form 8594.  Internal Revenue
Service Form 8594 completed by Sellers in connection with the acquisition of the Assets by Buyer.

          11.2(g)   Expense Payment.  A check or checks, or other
evidence of payment acceptable to Buyer, with respect to the expenses payable by Sellers as described in Section 15.4.

          11.2(h)   Opinion of Counsel.  Opinions of Dewey
Ballantine, of Richards, Layton & Finger, and of Verner Liipfert, et al., respectively New York, Delaware and FCC counsel to Sellers, dated the Closing Date, addressed to Buyer, in form and substance reasonably satisfactory to Buyer and its counsel.

          11.2(i)   Other Documents.  Such other documents to be
delivered by Sellers hereunder as are reasonably necessary for Buyer to effectuate and document the transactions contemplated hereby.

     11.3.     Delivery by Buyer.

          At or before the Closing, Buyer shall deliver to Sellers the following:

          11.3(a)   Purchase Price Payment.  The Purchase Price in
the amount and manner set forth in Section 2.

          11.3(b)   Buyer Documents.  The following Buyer
Documents:

               (i)  the Assumption Agreement; and

               (ii) such other certificates, opinions, instruments or documents as Sellers may reasonably request in order to effect and document the transactions contemplated hereby.

          11.3(c)   Certified Resolution.  Copies of (i) the
resolutions of the board of directors of each Buyer, certified as being correct and complete and then in full force and effect, authorizing the execution, delivery and performance of this Agreement and of the other Buyer Documents, and the consummation of the transactions contemplated hereby and thereby and (ii) a copy of the Certificate of Incorporation and Bylaws of each Buyer, each certified by the Secretary of each Buyer as being true, correct and complete as of the Closing Date.

          11.3(d)   Officers' Certificate.  (i) A certificate of
each Buyer signed by the President and the Secretary of such Buyer certifying that the representations and warranties of such Buyer made herein were true and correct as of the date of this Agreement and are true and correct as of the Closing Date, and that such Buyer has performed and complied with all covenants and agreements required to be performed or complied with by such Buyer prior to the Closing; and (ii) a certificate signed by the Secretary of each Buyer as to the incumbency of the officers of such Buyer executing this Agreement or any of the other Buyer Documents on behalf of such Buyer.

          11.3(e)   Buyer's IRS Form 8594.  Internal Revenue
Service Form 8594 completed by Buyer in connection with the acquisition of the Assets by Buyer.

          11.3(f)   Expense Payment.  A check or checks, or other
evidence of payment acceptable to Sellers, with respect to the expenses payable by Buyer as described in Section 15.4.

          11.3(g)   Opinion of Counsel.  The opinion of Wiley, Rein
& Fielding, counsel to the Buyers, dated the Closing Date, addressed to Sellers, in form and substance reasonably satisfactory to Sellers and their Counsel.

          11.3(h)   Other Documents.  Such other documents to be
delivered by Buyer hereunder as are reasonably necessary for Sellers to effectuate the transactions contemplated herein.


                           ARTICLE 12.
                    SURVIVAL; INDEMNIFICATION


     12.1.     Survival of Representations.

          Unless otherwise set forth herein, all representations and warranties, covenants and agreements of Sellers and Buyer contained in or made pursuant to this Agreement or in any certificate furnished pursuant hereto shall survive the Closing Date and shall remain in full force and effect for a period of one year after the Closing Date. All such representations and warranties, covenants, and agreements shall also survive and be unaffected by (and shall not be deemed waived by) any investigation, audit, appraisal, or inspection at any time made by or on behalf of any party hereto. Notwithstanding anything herein to the contrary, any representation, warranty, covenant or agreement which is the subject of a claim which is asserted in writing prior to the expiration of the applicable period set forth above shall survive with respect to such claim or dispute until the final resolution thereof.

     12.2.     Indemnification by Sellers.

          Subject to the conditions and provisions of Section 12.4, Sellers jointly and severally agree to indemnify, defend and hold harmless Buyer and Buyer's respective directors, officers, managers and employees ("Buyer Indemnified Parties") from and against and in respect of any and all Losses, asserted against, resulting to, imposed upon or incurred by the Buyer Indemnified Parties, directly or indirectly, by reason of or resulting from (a) any liability or obligation of or claim against Buyer Indemnified Parties (whether absolute, accrued, contingent or otherwise and whether a contractual, Tax or any other type of liability or obligation or claim) not expressly assumed by Buyer pursuant to Section 2.7 or the Assumption Agreement or for which, and to the extent which, the Buyer received a credit under Section 2.6, arising out of, relating to or resulting from the businesses of Sellers, or relating to or resulting from the Assets or the business and operations of the Stations during the period prior to the Closing Date; (b) any misrepresentation or breach of the warranties of Sellers contained in or made pursuant to any Seller Document; (c) any noncompliance by Sellers with any covenants, agreements or undertakings of Sellers contained in or made pursuant to any Seller Document;
(d)(i) any employment related practices, policies, Contracts, decisions, actions or omissions by Sellers for the period ending on the Closing Date with respect to any of Sellers' employees or former employees, or (ii) Buyer's failure to (A) offer employment to any of Sellers' employees or (B) continue or establish any Station Employee Benefit Plan; or (e) matters falling within the exception to the condition to Buyer's obligation to close set forth in Section 9.1(a)(y).

     12.3.     Indemnification by Buyer.

          Subject to the conditions and provisions of Section 12.4 and Section 12.5, Buyer hereby agrees to indemnify, defend and hold harmless Sellers, RSM and their respective partners, directors, officers and employees ("Seller Indemnified Parties") from, against and with respect to any and all Losses, asserted against, resulting to, imposed upon or incurred by Seller Indemnified Parties, directly or in indirectly, by reason of or resulting from (a) any liability or obligation of or claims against Seller Indemnified Parties (whether absolute, accrued, contingent or otherwise and whether contractual, Tax or any other type of liability or obligation or claim) expressly assumed by Buyer pursuant to Section
2.7 or the Assumption Agreement or for which, and to the extent which, the Buyer received a credit under Section 2.6; (b) any misrepresentation or breach of the warranties of Buyer contained in or made pursuant to this Agreement; (c) any noncompliance by Buyer with any covenants, agreements or undertakings of Buyer contained in or made pursuant to this Agreement; or (d) any liability or obligation of or claims against Seller Indemnified Parties (whether absolute, accrued, contingent or otherwise and whether a contractual, Tax or any other type of liability or obligation or claim) arising out of, relating to or resulting from the businesses of Buyer, or relating to or resulting from the Assets (other than the Excluded Assets) or the business and operations of the Stations during the period from and after the Closing Date.

     12.4.     Conditions of Indemnification.

          The obligations and liabilities of Sellers and of Buyer hereunder with respect to their respective indemnities pursuant to this Section 12, resulting from any Losses, shall be subject to the following terms and conditions:

          12.4(a)   The party seeking indemnification (the
"Indemnified Party") must give the other party or parties, as the case may be (the "Indemnifying Party"), notice specifying in reasonable detail the nature of any such Losses promptly after the Indemnified Party receives notice thereof; provided that the failure to give such notice shall not affect the rights of the Indemnified Party hereunder except to the extent that the Indemnifying Party shall have suffered actual damage by reason of such failure.

          12.4(b)   The Indemnifying Party shall have the right to
undertake, by counsel or other representatives of its own choosing, the defense of such Losses at the Indemnifying Party's risk and expense.
          12.4(c)   In the event that the Indemnifying Party shall
elect not to undertake such defense, or, within a reasonable time after notice from the Indemnified Party of any such Losses, shall fail to defend, the Indemnified Party (upon further written notice to the Indemnifying Party) shall have the right to undertake the defense, compromise or settlement of such Losses, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the Indemnifying Party (subject to the right of the Indemnifying Party to assume defense of such Losses at any time prior to settlement, compromise or final determination thereof).
In such event, the Indemnifying Party shall pay to the Indemnified Party, in addition to the other sums required to be paid hereunder, the costs and expenses incurred by the Indemnified Party in connection with such defense, compromise or settlement as and when such costs and expenses are so incurred.

          12.4(d)   Anything in this Section 12.4 to the contrary
notwithstanding, (i) if there is a reasonable probability that Losses may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right, at its own cost and expense, to participate in the defense, compromise or settlement of the Losses, (ii) the Indemnifying Party shall not, without the Indemnified Party's written consent, which shall not be unreasonably withheld, settle or compromise any Losses or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such Losses in form and substance satisfactory to the Indemnified Party, and (iii) in the event that the Indemnifying Party undertakes defense of any Losses, the Indemnified Party, by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with the Indemnifying Party and its counsel or other representatives concerning such Losses and the Indemnifying Party and the Indemnified Party and their respective counsel or other representatives shall cooperate with respect to such Losses and (iv) in the event that the Indemnifying Party undertakes defense of any Losses, the Indemnifying Party shall have an obligation to keep the Indemnified Party informed of the status of the defense of such Losses and furnish the Indemnified Party with all documents, instruments and information that the Indemnified party shall reasonably request in connection therewith.

     12.5.     Post-Closing Deposit.

          Sellers' obligations to indemnify Buyers as set forth above shall be payable solely from the Post-Closing Deposit in accordance with the Escrow Agreement. In the event that any claim for indemnification made by Buyer in writing has not been satisfied prior to the date on which the Post-Closing Deposit is due to be returned to Sellers, funds reasonably sufficient to satisfy such claim shall be retained in escrow until the amount of such claim is finally determined.


                           ARTICLE 13.
                           TERMINATION


     13.1.     Termination.

          This Agreement may be terminated at any time prior to the
Closing by:

          13.1(a)   the mutual consent of Sellers and Buyer;

          13.1(b)   Buyer, by written notice of termination
delivered to Sellers, provided that the Buyer shall not be in default or breach under this Agreement, if (i) the FCC Order has not become a Final Order and/or the Closing has not occurred by November 30, 1996, with respect to the Stations set forth as Group A in Section 15.2 (the "Group A Stations"); (ii) if the FCC Order has not become a Final Order and/or the Closing has not occurred by the date ten (10) months from the date hereof with respect to any of the Stations in Group B or C in Section 15.2; (iii) with respect to the Stations in any Group, if the FCC designates any Assignment Application for a Station in such Group for an evidentiary hearing,
(iv) with respect to the Stations in any Group, if the FCC issues an order in connection with any Assignment Application with respect to any Station in such Group with conditions which are materially adverse to Buyer or which in any material way diminishes the operating rights with respect to the Assets or any such Station (except any such conditions expressly accepted by Buyer in writing); or (v) the Schedule 2.1(e) or 3.18(a) delivered pursuant to Section 6.2(h)(i) exceeds the $12,000 or $250,000 limits set forth in Section 3.13, provided that any termination pursuant to this subparagraph (v) must be effected by written notice delivered to Sellers no more than ten (10) days from the date of delivery of such updated Schedule;

          13.1(c)   Buyer, pursuant to, and in accordance with,
Section 8.2; or

          13.1(d)   Sellers, provided that Sellers shall not be in
default or breach under this Agreement, by written notice of termination delivered to Buyer, if (i) the FCC Order has not become a Final Order and/or the Closing has not occurred by November 30, 1996, with respect to the Group A Stations; (ii) if the FCC Order has not become a Final Order and/or the Closing has not occurred by the date ten (10) months from the date hereof with respect to any of the Group B or Group C Stations; or (iii) with respect to the Stations in any Group, if the FCC designates any Assignment Application for a Station in such Group for an evidentiary hearing.
     13.2.     Effect of Termination.

          In the event this Agreement is terminated as provided in this Article 13 or Article 14, this Agreement shall be deemed null, void and of no further force or effect, and the parties hereto shall be released from all future obligations hereunder with respect to the Stations affected by such termination; provided, however, that the obligations of Buyer and Sellers as in Sections 6.3, 7.1, and 15.3, shall survive such termination.


                           ARTICLE 14.
                            REMEDIES


     14.1 Default by Buyer.

          If Buyer shall default in the performance of its obligations under this Agreement or if, as a result of Buyer's action in violation of this Agreement or failure to act in accordance with this Agreement, the conditions precedent to Sellers' obligation to close specified in Section 10 are not satisfied, and for such reason or reasons this Agreement is not consummated, and provided that Sellers shall not then be in default in the performance of Sellers' obligations hereunder, Sellers shall be entitled, by written notice to Buyer, as their sole and exclusive remedy, to terminate this Agreement and to instruct the Escrow Agent to pay to Seller the Pre-Closing Deposit as liquidated damages.

     14.2.     Default by Sellers.

          If any Seller shall default in the performance of Sellers' obligations under this Agreement, or if, as a result of any Seller's action in violation of this Agreement or failure to act in accordance with this Agreement, the conditions precedent to Buyer's obligation to close specified in Section 9 are not satisfied and for such reason or reasons this Agreement is not consummated, and provided that Buyer shall not then be in default in the performance of Buyer's obligations hereunder, Buyer shall be entitled, at Buyer's sole option:

          (i) to require Sellers to consummate and specifically perform the sale in accordance with the terms of this Agreement, if necessary through injunction or other court order or process; or

          (ii) by written notice to Sellers, to terminate this Agreement, to instruct the Escrow Agent to pay to Buyer the Pre-
Closing Deposit together with all interest and other earnings thereon.

     14.3.     Specific Performance.

          Sellers acknowledge that the Assets to be sold and delivered to Buyer pursuant to this Agreement are unique and that Buyer has no adequate remedy at law if Sellers shall fail to perform any of their obligations hereunder, and Sellers therefore confirm and agree that Buyer's right to specific performance is essential to protect the rights and interests of Buyer. Accordingly, Sellers hereby agree that Buyer shall have the right to have all obligations, undertakings, agreements and other provisions of this Agreement specifically performed by Sellers and that Buyer shall have the right to obtain an order or decree of such specific performance in any of the courts of the United States or of any state or other political subdivision thereof.

     14.4 Remedies Exclusive.

          The remedies provided in this Article 14 with respect to the Pre-Closing Deposit and specific performance and the Post-Closing Deposit shall be the sole and exclusive remedies for the failure by the Sellers or Buyer to perform their respective obligations under this Agreement. Neither Sellers nor Buyer shall have any other remedies at law or equity except as specifically provided in this Agreement and each of the Sellers and Buyer hereby waive, to the extent permitted by applicable law, all rights to pursue any of such other remedies.


                           ARTICLE 15.
                       GENERAL PROVISIONS


     15.1.     Additional Actions, Documents and Information.

          Each of the parties hereto agrees that it will, at any time, prior to, at or after the Closing Date, take or cause to be taken such further actions, and execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments and obtain such consents, as may be necessary or reasonably requested in connection with the consummation of the purchase and sale contemplated by this Agreement or in order to fully effectuate the purposes, terms and conditions of this Agreement. Subject to the Confidentiality Agreement, prior to the Closing Date, the Sellers shall provide to Buyer and Buyer's counsel, accountants, and other representatives all information reasonably requested thereby in connection with the preparation by Buyer of any disclosure document or registration statement to be filed with the Securities and Exchange Commission.

     15.2.     Multiple/Partial Closings Permitted

          (a) The Sellers and the Buyer have entered into this Agreement in the contemplation of selling and purchasing all of the Assets (other than the Excluded Assets). The Sellers and the Buyer agree to proceed in good faith to complete the sale and purchase of all of such Assets in accordance with this Agreement. If, however, the conditions to the obligations of the Buyer and the Sellers with respect to one or more of the following three groups of Stations are satisfied, the Closing with respect to such Stations and the Assets (other than the Excluded Assets) related thereto shall occur in accordance with Section 11.1 and the deliveries by Buyer and Seller contemplated by Sections 11.2 and 11.3 shall be made only with respect to such Stations and the Assets (other than the Excluded Assets) related thereto (each a "Partial Closing"):

                             Group A
               Call Letters             Licensed To:

               WHYN-AM                  Springfield, MA
               WHYN-FM                  Springfield, MA
               WCKT-FM                  Lehigh Acres, FL
               WXRM-FM                  Naples Park, FL
               WWDM-FM                  Sumter, SC
               WARQ-FM                  Columbia, SC
               WSJS-AM                  Winston Salem, NC
               WTQR-FM                  Winston Salem, NC
               WXRA-FM                  Eden, NC
               WNOE-FM                  New Orleans, LA
               KLJZ-FM                  Port Sulphur, LA
               KXXY-AM/FM               Oklahoma City, OK
               KTST-FM                  Oklahoma City, OK

                             Group B
               Call Letters             Licensed To:

               WREC-AM                  Memphis, TN
               WEGR-FM                  Memphis, TN
               WRXQ-FM                  Olive Branch, MS



                             Group C
               Call Letters             Licensed To:

               WWBB-FM                  Providence, RI
               WWRX-FM                  Westerly, RI

References herein to the Closing and the Closing Date shall mean and refer to separately to each such Partial Closing and to the date on which such Partial Closing occurred.

          (b) Solely for purposes of (i) determining the portion of the Purchase Price payable with respect to any Partial Closing and (ii) transferring moneys held in the Pre-Closing Deposit to the Post-Closing Deposit, Buyer and Sellers agree to allocate the Purchase Price and the amount of such Deposit among the Stations in accordance with the percentages set forth on Schedule 15.2.

          (c)  In any Partial Closing, the adjustments described in
Section 2.6 shall be made only with respect to the Stations in the relevant Group, and for the purposes of calculating the Accounts Receivable Adjustment, the $5,000,000 figure described in Section 2.6(b) shall be allocated in accordance with the percentages set forth in Schedule 15.2, provided, however, that in the event of any allocation of such $5,000,000 figure, at the final Closing hereunder, or at the termination of this Agreement with respect to all remaining Stations, the aggregate Accounts Receivable Adjustment made at the Partial Closings shall be compared with the Accounts Receivable Adjustment which would have been made had all of the Accounts Receivable acquired in such Partial Closings been acquired in a single Closing, and any difference shall, at such final Closing or within three (3) business days of such termination, be paid by Buyer to Seller or vice versa, as the case may be.

     15.3.     Brokers.

          Sellers represent to Buyer that, Sellers have not engaged, or incurred any unpaid liability (for any brokerage fees, finders' fees, commissions or otherwise) to, any broker, finder or agent in connection with the transactions contemplated by this Agreement; Buyer represents to Sellers that Buyer has not engaged, or incurred any unpaid liability (for any brokerage fees, finders' fees, commissions or otherwise) to, any broker, finder or agent in connection with the transactions contemplated by this Agreement; and Sellers agree to indemnify Buyer, and Buyer agrees to indemnify Sellers, against any claims asserted against the other parties for any such fees or commissions by any person purporting to act or to have acted for or on behalf of the indemnifying party. Notwithstanding any other provision of this Agreement, this Section
15.3 shall survive the Closing without limitation.

     15.4.     Expenses.

          Each party hereto shall pay its own expenses incurred in connection with this Agreement and in the preparation for and consummation of the transactions provided for herein. Notwithstanding the foregoing, Sellers and Buyer shall each pay one-half of (a) the fees and expenses of Dames & Moore in connection with the transactions contemplated in this Agreement and
(b) any transfer, sales, filing or use Taxes or fees applicable to, imposed upon or arising out of the transactions contemplated hereby including, without limitation, any transfer Tax or filing fee relating to the assignment of the FCC Licenses, any HSR Filings or the transfer of Real Property or personal property, whether now in effect or hereinafter adopted and regardless of which party such Tax or fee is imposed upon, but excluding any Tax on or measured by net or gross income or gain of Sellers (which Tax or fee shall be paid by Sellers).

     15.5.     Mail.

          Sellers hereby authorize and empower Buyer from and after the Closing Date (a) to receive and open mail addressed to Sellers and (b) to deal with the contents thereof in any manner Buyer sees fit, provided such mail and the contents thereof relate to the Assets (other than the Excluded Assets) or otherwise to the business currently conducted by Sellers or to any of the liabilities and obligations assumed by Buyer hereunder. Sellers agree to deliver to Buyer any mail, checks or other documents received by it pertaining to the present business of Sellers, the Assets or any of the liabilities and obligations assumed by Buyer hereunder. Buyer agrees to deliver to RSM any mail which it receives to which it is not entitled by reason of the Agreement or otherwise and to which Sellers are entitled.

     15.6.     Notices.

          All notices, demands, requests, or other communications which may be or are required to be given or made by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, mailed by first-class registered or certified mail, return receipt requested, postage prepaid, delivered by overnight air courier, or transmitted by facsimile transmission addressed as follows:

          (i)  If to Buyer:

                c/o Clear Channel Communications, Inc.
                200 Concord Plaza, Suite 600
                San Antonio, TX  78216
                Attention:  Mark P. Mays
                Fax:  (210) 822-2299

               with a copy (which shall not constitute notice) to:

                Wiley, Rein & Fielding
                1776 K Street, N.W.
                Washington, D.C.  20006
                Attention:  Richard J. Bodorff, Esq.
                Fax:  (202) 429-7207

          (ii) If to Sellers or RSM:

                Radio Station Management, Inc.
                1 Norwalk West
                40 Richards Ave.
                Norwalk, CT  06854
                Attention:  George Sosson
                Fax:  (203) 857-5609

               with a copy (which shall not constitute notice) to:

                Dewey Ballantine
                1301 Avenue of the Americas
                New York, NY  10019
                Attention:  E. Ann Gill, Esq.
                Fax:  (212) 259-6333

or such other address as the addressee may indicate by written notice to the other parties.

          Each notice, demand, request, or communication which shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, or the affidavit of messenger being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

     15.7.     Waiver.

          No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement or under any other instrument or document given in connection with or pursuant to this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege. No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.

     15.8.     Benefit and Assignment.

          15.8(a)   Except as hereinafter specifically provided in
this Section 15.8, no party hereto shall assign this Agreement, in whole or in part, whether by operation of law or otherwise, without the prior written consent of Sellers (if the assignor is Buyer) or Buyer (if the assignors are Sellers); and any purported assignment contrary to the terms hereof shall be null, void and of no force and effect. Buyer shall have the right to assign this Agreement to any entity or entities controlling, controlled by, or under common control with Buyer so long as any such assignment will not delay the Closing beyond the date on which any Closing is required to occur in accordance with this Agreement. Any assignment in accordance with the terms hereof shall become effective upon delivery of written notice in accordance with Section 15.6.

          15.8(b)   This Agreement shall be binding upon and shall
inure to the benefit of the parties hereto and their respective successors and assigns as permitted hereunder. No person or entity other than the parties hereto is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto or their respective successors and assigns as permitted hereunder.

     15.9.     Entire Agreement; Amendment.

          This Agreement, including the Schedules, Annexes and Exhibits hereto and the other instruments and documents referred to herein or delivered pursuant hereto and the Confidentiality Agreement, contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior oral or written agreements, commitments or understandings with respect to such matters. No amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed by the parties hereto.

     15.10.    Severability.

          If any part of any provision of this Agreement or any other contract, agreement, document or writing given pursuant to or in connection with this Agreement shall be invalid or unenforceable under applicable law, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provisions or the remaining provisions of said contract, agreement, document or writing.

     15.11.    Headings.

          The headings of the sections and subsections contained in this Agreement are inserted for convenience only and do not form a part or affect the meaning, construction or scope thereof.

     15.12.    Governing Law.

          This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed under and in accordance with the laws of the State of New York, excluding the choice of law rules thereof.

     15.13.    Signature in Counterparts.

          This Agreement may be executed in separate counterparts, none of which need contain the signatures of all parties, each of which shall be deemed to be an original, and all of which taken together constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties hereto has executed this Asset Purchase Agreement, or has caused this Asset
Purchase Agreement to be duly executed and delivered in its name on its behalf, all as of the day and year first above written.

                        SELLERS

                        REP NEW ENGLAND G.P.
                        REP SOUTHEAST G.P.
                        REP FT. MYERS G.P.
                        REP RHODE ISLAND, G.P.
                        REP FLORIDA G.P.
                        REP WHYN G.P.
                        REP WWBB G.P.
                        S.E. LICENSEE G.P.
                        REP WCKT G.P.
                        RI LICENSEE G.P.

                        By:   RADIO STATION MANAGEMENT, INC.,
                              as Managing Partner of each Seller

                              By:  /s/GEORGE SOSSON
                                   George Sosson
                                   President

                              RSM
                              RADIO STATION MANAGEMENT, INC.

                              By:  /s/GEORGE SOSSON
                                   George Sosson
                                   President

                              BUYER

                              CLEAR CHANNEL RADIO, INC.

                              By:  /s/MARK P. MAYS
                                   Mark P. Mays
                                   Senior Vice President

                              CLEAR CHANNEL RADIO LICENSES, INC.

                              By:  /s/MARK P. MAYS
                                   Mark P. Mays
                                   Senior Vice President
EXHIBITS



                        Exhibit A       Assignment of Contracts
                        Exhibit B       Assignment of Leases
                        Exhibit C       Assignment of FCC Licenses
                        Exhibit D       Assumption Agreement
                        Exhibit E       Bill of Sale
                        Exhibit F       Support Agreement
                        Exhibit G       Escrow Agreement



                             ANNEXES

                        Annex I         Intentionally Omitted
                        Annex II        Equity Ownership

                      INDEX OF SCHEDULES


          2.1(a)              FCC Licenses
          2.1(b)              Real Property Interests
          2.1(d)              Intellectual Property
          2.1(e)              Station Contracts and Trade
                              Receivable Balance
          2.1(f)              Prepaid Items
          2.1(g)              Vehicles
          2.2(h)              Excluded Contracts
          3.4(b)              Conflicts
          3.5                 Financial Statements of REP
          3.6                 Certain Changes or Events
          3.7                 Seller Litigation
          3.8(b)              Certain Encumbrances
          3.16(c)             Tax Proceedings
          3.17                Employee Benefit Plans Contracts
          3.19                Environmental
          3.20                Shared Assets or Operations
          3.21                Insurance
          4.5                 Buyer Litigation
          6.1(g)              Collection Policies
          11.2(c)             UCC Report Jurisdictions
          15.2                Allocation

Exhibit 21

Subsidiaries of Registrant, Clear Channel Communications, Inc.

         Name                         State of Incorporation

Clear Channel Communications of Memphis, Inc.    Texas

Clear Channel Television, Inc.                   Nevada

Clear Channel Radio, Inc.                        Nevada

Clear Channel Management, Inc.                   Delaware

Clear Channel Radio Licenses, Inc.               Nevada

Clear Channel Television Licenses, Inc.          Nevada

Clear Channel Productions, Inc.                  Nevada

Clear Channel Metroplex, Inc.                    Nevada

Clear Channel Metroplex Licenses, Inc.           Nevada

Clear Channel Holdings, Inc.                     Nevada

CCR Houston-Nevada, Inc.                         Nevada

Clear Channel Real Estate                        Nevada

Exhibit 23 -- Consent of KPMG Peat Marwick LLP

                 Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Nos. 33-14193, 33-59772, and 33-64463) on Form S-8 of Clear Channel Communications, Inc. of our report dated March 29, 1996, with respect to the consolidated balance sheets of Radio Equity Partners, L.P. and its subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of operations, partners' capital and cash flows for the years then ended, which report appears in the Form 8-K of Clear Channel Communications, Inc., dated June 5, 1996.

                                    /s/KPMG PEAT MARWICK LLP

New York, New York
June 5, 1996